Exhibit 99.1

STOCK PURCHASE AGREEMENT

By and Among

VISTA OUTDOOR INC.
(“BUYER”),

CAMELBAK ACQUISITION CORP.
(“COMPANY”),

AND

CBAC HOLDINGS, LLC
(“SELLER”)

Dated as of July 24, 2015

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 24, 2015, is made by and among Vista Outdoor Inc., a Delaware corporation (“Buyer”), CamelBak Acquisition Corp., a Delaware corporation (the “Company”) and CBAC Holdings, LLC, a Delaware limited liability company (“Seller”). Buyer, the Company and Seller shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article X.
RECITALS
A.    Seller is the owner of all of the issued and outstanding shares of Company Common Stock (the “Shares”), representing all of the issued and outstanding shares of capital stock of the Company.
B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, in accordance with, and subject to the terms and conditions of, this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
SALE AND TRANSFER OF SHARES; CLOSING

1.1    Sale of Shares. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer and Buyer agrees to purchase and/or accept from Seller, all of the Shares free and clear of all Liens (other than (i) those Liens created by Buyer and (ii) restrictions on transfer pursuant to federal, state or local securities laws).

1.2    Purchase Price. The purchase price for the Shares shall be an amount equal to (a) the Purchase Price plus (b) the amount of Cash minus (c) the sum of (i) the Closing Indebtedness and (ii) the Seller Expenses to the extent unpaid as of (or payable upon consummation of) the Closing (the “Net Purchase Price”). The Net Purchase Price shall be subject to adjustment pursuant to Section 1.6.

1.3    Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Dickstein Shapiro LLP, 263 Tresser Boulevard, Suite 1400, Stamford, Connecticut 06901, or remotely via the exchange of documents and signatures in PDF format or by facsimile, at 10:00 a.m., Eastern Standard Time, as promptly as practicable but in no event later than the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof, or at such other time and place as may be agreed to by the Parties. Such date is referred to in this Agreement as the “Closing Date”. Subject to the provisions of Article VIII of this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

1.4    Deliveries. At the Closing:

(a)Seller shall deliver, or cause to be delivered, to Buyer certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank.

(b)Buyer shall:
(i)pay to Seller, by wire transfer of immediately available funds to one or more accounts designated by Seller in the Funds Flow Memorandum, an amount in cash equal to the Estimated Net Purchase Price; and
(ii)pay, on behalf of the Company and the Subsidiaries, the Closing Indebtedness and the Estimated Seller Expenses, in each case as set forth in the Funds Flow Memorandum pursuant to Section 5.9.
Upon the payment to Seller in accordance with Section 1.4(b)(i) and the other payees identified in the Funds Flow Memorandum in accordance with Section 1.4(b)(ii), Seller shall cease to have any right, title or interest in the Shares, except rights expressly provided to Seller under the terms of this Agreement and any Seller Agreement.
(c)The Parties shall deliver such other certificates, instruments or documents as required by Article VI or any other provision of this Agreement.

1.5    Pre-Closing Purchase Price Adjustment. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s reasonably detailed calculation of the Estimated Net Purchase Price including a good faith estimate of (i) the amount of Cash (such estimate, the “Estimated Cash”), (ii) the amount of Closing Indebtedness, (iii) the Seller Expenses to the extent unpaid as of (or payable upon consummation of) the Closing (such estimate, the “Estimated Seller Expenses”) and (iv) the Net Working Capital (such estimate, the “Estimated Working Capital”), in the case of Estimated Cash and Estimated Working Capital, determined in accordance with the Applicable Accounting Principles, and in the case of the Estimated Working Capital, using the same methodology as is set forth in Section 1.5 of the Disclosure Letter (the “Sample Methodology”) consistently applied, except that estimates and calculations: (x) shall not include any purchase accounting or other adjustments made by Buyer in respect of its own accounting policies at the Closing (such as the preparation of an opening balance sheet) arising out of the consummation of the transactions contemplated by this Agreement and (y) shall be based on the underlying facts and circumstances as they exist at the Closing. If the Estimated Working Capital is less than the Target Working Capital, the Estimated Net Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”) as provided in the last sentence of this paragraph. If the Estimated Working Capital is greater than the Target Working Capital, the Estimated Net Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”) as provided in the last sentence of this paragraph. As used herein, “Estimated Net Purchase Price” means the Purchase Price plus (A) the Estimated Cash, plus (B) any Working Capital Overage, minus (C) the sum of (i) the Closing Indebtedness, (ii) the Estimated Seller Expenses and (iii) any Working Capital Underage.

1.6    Post-Closing Purchase Price Adjustment.

(a)Closing Statement. As soon as practicable but in no event later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”), setting forth Buyer’s calculation of the Final Net Purchase Price including (i) the amount of Cash (such calculation, the “Closing Cash”), (ii) the Closing Indebtedness, (iii) the Seller Expenses to the extent unpaid as of (or payable upon consummation of) the Closing (such calculation, “Closing Seller Expenses”) and (iv) the Net Working Capital (such calculation, the “Closing Working Capital”), in the case of Closing Cash and Closing Working Capital, determined in accordance with the Applicable Accounting Principles, and in the case of the Closing Working Capital, using the Sample Methodology consistently applied, except that estimates and calculations: (x) shall not include any purchase accounting or other adjustments made by Buyer in respect of its own accounting policies at the Closing (such as the preparation of an opening balance sheet) arising out of the consummation of the transactions contemplated by this Agreement and (y) shall be based on the underlying facts and circumstances as they exist at the Closing. For the purposes of the calculation of the Final Net Purchase Price, if the Closing Working Capital is less than the Target Working Capital, the Final Net Purchase Price will be reduced by the amount of such shortfall (the “Closing Working Capital Underage”) and if the Closing Working Capital is greater than the Target Working Capital, the Final Net Purchase Price will be increased by the amount of such excess (the “Closing Working Capital Overage”), in each case as provided in the last sentence of this paragraph. As used herein, “Final Net Purchase Price” means the Purchase Price plus (A) the Closing Cash, plus (B) any Closing Working Capital Overage, minus (C) the sum of (i) the Closing Indebtedness, (ii) the Closing Seller Expenses and (iii) any Closing Working Capital Underage.

(b)Dispute. Within thirty (30) days following receipt by Seller of the Closing Statement, Seller shall either inform Buyer in writing that the Closing Statement is acceptable or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Seller has with respect to the preparation or content of the Closing Statement or the Final Net Purchase Price reflected therein. The Notice of Disagreement must describe in reasonable detail the item(s) contained in the Closing Statement that Seller disputes and the basis for any such disputes. If Seller does not deliver the Notice of Disagreement to Buyer within such thirty (30)-day period, such Closing Statement and the Final Net Purchase Price reflected in the Closing Statement will be final, conclusive and binding on the Parties. In the event a Notice of Disagreement is delivered to Buyer, Buyer and Seller shall negotiate in good faith to resolve such dispute. Any items in the Closing Statement not disputed in the Notice of Disagreement will be deemed agreed to by Buyer and Seller. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Seller delivers the Notice of Disagreement to Buyer, then Buyer and Seller jointly shall engage the Independent Accountant to resolve such dispute in accordance with the standards set forth in this Section 1.6(b). Seller and Buyer shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the making of such submission. The scope of the disputes to be resolved by the Independent Accountant shall be limited to whether the item(s) in dispute that were properly included in the Notice of Disagreement were prepared in accordance with the terms of this Agreement (including the applicable defined terms contained herein), and the Independent Accountant shall determine, on such basis, whether and to what extent the Closing Statement and the Final Net Purchase Price reflected therein require adjustment. The Independent Accountant is not to make any other determination, including any determination as to whether the Target Working Capital or the Estimated Working Capital is correct. The Independent Accountant’s decision shall be based solely on written submissions by Seller and Buyer and their respective representatives and not by independent review. The Independent Accountant shall address only those item(s) in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The Independent Accountant shall act as an expert and not as an arbitrator. The fees and disbursements of the Independent Accountant shall be paid by Buyer, on the one hand, and Seller, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s calculation of the Final Net Purchase Price. Solely by way of example, if Buyer claims in the Closing Statement that the Final Net Purchase Price is $1,000,000, Seller claims in the Notice of Disagreement that the Final Net Purchase Price is $1,500,000, and the Independent Accountant determines that the Final Net Purchase Price is $1,100,000, then Buyer shall pay 20% of the Independent Accountant’s fees and disbursements and Seller shall pay 80% of the Independent Accountant’s fees and disbursements. Buyer and Seller shall each pay its own fees and expenses related to such determination. All determinations made by the Independent Accountant will be final, conclusive and binding on the Parties and shall not be subject to dispute or review.

(c)Access. For purposes of complying with the terms set forth in this Section 1.6, each Party shall cooperate with and make available to the other Party(ies) and their respective representatives all reasonably requested information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement or the Final Net Purchase Price reflected therein and the resolution of any disputes in connection therewith.

(d)Downward Adjustment. If the Final Net Purchase Price (as finally determined pursuant to this Section 1.6) is less than the Estimated Net Purchase Price, then the Net Purchase Price will be adjusted downward by the amount of such shortfall (the “Downward Adjustment Amount”), and Seller shall pay to Buyer, by wire transfer of immediately available funds, to an account designated in writing by Buyer, an amount in cash equal to the Downward Adjustment Amount together with interest on such amount at the rate per annum equal to the “prime rate” as published in the Wall Street Journal on the Business Day immediately preceding the date of such payment. The Downward Adjustment Amount (including interest) shall be paid to Buyer within five (5) Business Days from the date on which the Final Net Purchase Price is finally determined pursuant to this Section 1.6.

(e)Upward Adjustment. If the Final Net Purchase Price (as finally determined pursuant to this Section 1.6) is greater than the Estimated Net Purchase Price, then the Net Purchase Price will be adjusted upward by the amount of such excess (the “Upward Adjustment Amount”), and Buyer shall pay to Seller, by wire transfer of immediately available funds, to an account designated in writing by Seller, an amount in cash equal to the Upward Adjustment Amount together with interest on such amount at the rate per annum equal to the “prime rate” as published in the Wall Street Journal on the Business Day immediately preceding the date of such payment. The Upward Adjustment Amount (including interest) shall be paid to Seller within five (5) Business Days from the date on which the Final Net Purchase Price is finally determined pursuant to this Section 1.6.

(f)No Adjustment. If the Final Net Purchase Price (as finally determined pursuant to this Section 1.6) is equal to the Estimated Net Purchase Price, there shall be no adjustment to the Net Purchase Price pursuant to this Section 1.6.

1.7    Cash. Notwithstanding any other provision to the contrary contained herein, on or prior to the Closing, Seller may receive from the Company by way of distributions or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company, in the manner contemplated by Section 5.1(o), all of which shall be the sole property of Seller.

1.8    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement, such amounts as Buyer and its Affiliates are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or other, whether domestic or foreign, Tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Buyer or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer or any of its Affiliates.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

2.1    Organization, Power and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power, authority and capacity to enter into this Agreement and the other agreements contemplated by this Agreement to be entered into by Seller at the Closing (collectively, the “Seller Agreements”) and to consummate the transactions contemplated hereby and thereby, to own, lease, use, hold and operate its property and assets and to carry on its business. Seller is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased, held or operated by it or the nature of the business conducted by it make such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect.

2.2     Authority of Seller.

(a)The execution and delivery of this Agreement have been, and the execution and delivery of each other Seller Agreement will be, duly authorized by all necessary limited liability company action of Seller, and this Agreement has been, and each other Seller Agreement will be, duly executed and delivered by Seller and constitutes, and each other Seller Agreement will constitute, a valid and legally binding obligation of Seller, and assuming the due authorization, execution and delivery by the other parties thereto, enforceable against Seller in accordance with the terms thereof, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b)Seller has made available to Buyer, prior to the date of this Agreement, true and complete copies of all of the organizational documents of Seller as amended to the date of this Agreement.

2.3    No Violation; Consents and Approvals. Except as set forth in Section 2.3 of the Disclosure Letter, the execution and delivery by Seller of this Agreement and the other Seller Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of Seller or (ii) any Order or Applicable Law applicable to Seller or the property or assets of Seller or (b) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation or acceleration under, result in the creation of any Lien upon any of the properties of Seller under, require notice to a third party under, require the payment of a penalty under or increased fees or result in the loss of a benefit under any Contract to which Seller is a party or by which Seller or any assets of Seller may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii) or (b) with respect to matters that would not, individually or in the aggregate, have a Material Adverse Effect. No Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

2.4    Ownership of Shares. Except as set forth in Section 2.4 of the Disclosure Letter, Seller is the sole record and beneficial owner of the Shares, which Shares are free and clear of all Liens (other than (i) those Liens created by Buyer and (ii) restrictions on transfer pursuant to federal, state or local securities laws), and Seller has good and marketable title to the Shares. The sale, transfer and delivery of the Shares to Buyer as provided in this Agreement will convey to Buyer good, valid and marketable title to the Shares free and clear of all Liens (other than (i) those Liens created by Buyer and (ii) restrictions on transfer pursuant to federal, state or local securities laws). Except as set forth in Section 2.4 of the Disclosure Letter, there are no Contracts to which Seller is a party or is bound with respect to the voting, sale, transfer or other acquisition or disposition of the Shares.

2.5    Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its managers, officers, employees, representatives or agents.

2.6    Assets and Operations of Seller. The Shares constitute the sole assets of Seller, and Seller has no ownership or other rights in any assets or properties used in or necessary to carry on the conduct of the business of the Company and the Subsidiaries as presently conducted or as currently proposed to be conducted. Seller does not conduct any business or operations, and does not engage in any other activities, other than those that are incidental to its ownership of the Shares. Except for the Shares, Seller does not own, directly or indirectly, any capital stock of or other equity or voting interests in any Person.

2.7    Voting Requirements. Except as described on Section 2.7 of the Disclosure Letter, which approval has been obtained prior to the date of this Agreement and evidence thereof has been delivered to Buyer, no vote of holders of any membership interests of Seller is necessary in connection with the execution, delivery and performance of this Agreement or the other Seller Agreements or the consummation of the transactions contemplated hereby and thereby.

2.8    Exclusivity of Representations. The representations and warranties made by Seller in this Agreement are the exclusive representations and warranties made by Seller. Seller hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter, the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1    Organization, Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated by this Agreement to be entered into by the Company at the Closing (collectively, the “Company Agreements”) and to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect.

3.2    Authority of the Company.

(a)The execution and delivery of this Agreement have been, and the execution and delivery of each other Company Agreement will be, duly authorized by all necessary corporate power or other action of the Company, and this Agreement has been, and each other Company Agreement will be, duly executed and delivered by the Company and constitutes, and each other Company Agreement will constitute, a valid and legally binding obligation of the Company, and assuming due authorization, execution and delivery by the other parties thereto, enforceable against the Company in accordance with the terms thereof, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b)The Company has made available to Buyer, prior to the date of this Agreement, true and complete copies of (i) all of the organizational documents of the Company and the Subsidiaries, in each case as amended to the date of this Agreement and (ii) the minutes from all board of director (or other applicable governing body) and shareholder or member, as applicable, meetings of the Company and the Subsidiaries since August 24, 2011, other than (A) portions of minutes relating to the transactions contemplated hereby and (B) portions of any minutes subject to attorney-client privilege.

3.3    Capitalization.

(a)Section 3.3(a) of the Disclosure Letter sets forth the authorized, issued and outstanding capital stock of the Company. Except as set forth in Section 3.3(a) of the Disclosure Letter, there are no shares of Company Common Stock or other equity securities of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls, “phantom” stock, “phantom” stock rights, stock-based performance units or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of any of the foregoing. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). There are no outstanding rights issued by the Company that are linked in any way to the price or value of any shares of capital stock of the Company or the value of the Company or any part thereof. Except as set forth in Section 3.3(a) of the Disclosure Letter, the Company is not a party to, or otherwise subject to, any Contract with respect to the voting, repurchase, redemption, sale, transfer or other acquisition or disposition of any shares of capital stock or other equity interests of the Company.

(b)All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

3.4    Subsidiaries.

(a)Section 3.4(a) of the Disclosure Letter sets forth a true and complete list of the name and jurisdiction of organization of each subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”), together with the authorized and issued and outstanding equity interests of each Subsidiary. Except as set forth in Section 3.4(a) of the Disclosure Letter, there are no shares of capital stock or other equity interests of any Subsidiary issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls, “phantom” stock, “phantom” stock rights, stock-based performance units or commitments of any character whatsoever to which any Subsidiary is a party or may be bound requiring the issuance or sale of any of the foregoing. There are no outstanding rights issued by any Subsidiary that are linked in any way to the price or value of any shares of capital stock of such Subsidiary or the value of such Subsidiary or any part thereof. Except as set forth in Schedule 3.4(a) of the Disclosure Letter, no

Subsidiary is a party to, or otherwise subject to, any Contract with respect to the voting, repurchase, redemption, sale, transfer or other acquisition or disposition of any shares of capital stock or other equity interests of such Subsidiary. Except as set forth in Section 3.4(a) of the Disclosure Letter, none of the Company or any of the Subsidiaries owns any equity securities of or interests in any Person other than another Subsidiary.

(b)Each Subsidiary listed in Section 3.4(a) of the Disclosure Letter is duly formed and validly existing under the laws of its jurisdiction of organization, has the power and authority to own, operate, use, hold or lease the properties and assets now owned, operated, used, held or leased by such Subsidiary and to carry on its business in all material respects as currently conducted, and is duly qualified or licensed to do business as a foreign entity, and is in good standing as such, in each jurisdiction where the character of the properties owned, operated, used, held, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(c)Except as set forth in Section 3.4(c) of the Disclosure Letter, all the outstanding equity interests of each Subsidiary have been validly issued and are fully paid and non-assessable and owned by the Company, by another Subsidiary or by the Company and another Subsidiary, free and clear of all Liens (other than (i) those Liens created by Buyer and (ii) restrictions on transfer pursuant to federal, state or local securities laws).

3.5    No Violation; Consents and Approvals. Except as set forth in Section 3.5 of the Disclosure Letter, the execution and delivery by Seller and the Company of this Agreement and the other Seller Agreements and other Company Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of the Company or (ii) any Order or Applicable Law applicable to the Company or the property or assets of the Company or (b) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation or acceleration under, result in the creation of any Lien upon any of the properties of the Company under, require notice to a third party under, require the payment of a penalty under or increased fees or result in the loss of a benefit under any Contract to which the Company is a party or by which the Company or any assets of the Company may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii) or (b) with respect to matters that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.5 of the Disclosure Letter, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

3.6    Financial Statements.

(a)The Company has heretofore delivered to Buyer copies of (i) the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2012, December 31, 2013 and December 31, 2014 (the balance sheet as of December 31, 2014 being referred to as the “Balance Sheet”) and the related audited statements of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended (collectively, the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries and the related unaudited statements of operations, changes in stockholders’ equity and cash flows, including related notes, if any, as of and for the six (6)-month period ended June 30, 2015 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (x) have been prepared from the books and records of the Company and the Subsidiaries, (y) fairly present in all material respects the financial condition and the results of operations, cash flows and stockholders’ equity of the Company and the Subsidiaries as of the date and for the period indicated and (z) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied consistently throughout the period covered thereby except as may be indicated in the notes thereto; provided that the Interim Financial Statements are subject to normal recurring year-end adjustments and do not include footnotes.

(b)The Company and the Subsidiaries maintain a system of internal accounting controls that are designed to provide reasonable assurance that (i) transactions are recorded as necessary to permit materially correct preparation of their consolidated financial statements and to maintain reasonably accurate accountability for their assets, (ii) the reporting of their assets is compared with existing assets at regular intervals and (iii) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof in a timely fashion. Except as set forth in Section 3.6(b) of the Disclosure Letter, since January 1, 2012, no auditor, officer or director or, to the Company’s Knowledge, accountant, has received or otherwise had or obtained knowledge of any material written, or to the Company’s Knowledge, oral, complaint, allegation, assertion or claim, or any material weakness or significant deficiency, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary, or their respective internal accounting controls.

3.7    Undisclosed Liabilities; Absence of Changes.

(a)None of the Company or any of the Subsidiaries has any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, due or to become due, and regardless of when asserted) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Subsidiaries (including the notes thereto) except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities referred to on any schedule to this Agreement and (iii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2015.

(b)Except as expressly contemplated by this Agreement or as set forth in Section 3.7(b) of the Disclosure Letter, since the date of the Balance Sheet there has not been a Material Adverse Effect and the Company and each Subsidiary have operated in the ordinary course of business consistent with past practice and have not taken any actions that, if taken after the date hereof, would constitute a breach of Section 5.1.

3.8    Personal Property.

(a)Except as set forth in Section 3.8(a) of the Disclosure Letter, the Company and each Subsidiary has good and valid title to all material items of personal property, whether tangible or intangible, owned by it, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to it (collectively, the “Personal Property”), in each case, free and clear of all Liens, other than Permitted Liens.
(b)Except as set forth in Section 3.8(b) of the Disclosure Letter, all Personal Property necessary for the operation or conduct of the businesses of the Company and the Subsidiaries as conducted on the date hereof is in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business consistent with past practice.

3.9    Real Property.

(a)None of the Company or any of the Subsidiaries owns any real property. Section 3.9(a) of the Disclosure Letter lists all of the real property leased or subleased by the Company or any of the Subsidiaries (the “Leased Real Property”), and all leases or subleases relative to any Leased Real Property to which the Company or any of the Subsidiaries is a party (each, a “Real Property Lease”). The Company has delivered or made available to Buyer correct and complete copies of each Real Property Lease.

(b)Except as set forth in Section 3.9(b) of the Disclosure Letter, the Company and the Subsidiaries, as applicable, hold a valid leasehold interest in the Leased Real Property, subject to the terms and conditions of the applicable Real Property Lease.

(c)Except as set forth in Section 3.9(c) of the Disclosure Letter, each Real Property Lease is in full force and effect and enforceable in accordance with its terms and conditions against the Company and the Subsidiaries, as applicable, and, to the Company’s Knowledge, the other party thereto, and neither the Company nor any Subsidiary, or, to the Company’s Knowledge, the other party thereto is in material breach or default thereunder.

(d)All buildings, structures, fixtures, building systems and equipment included in the Leased Real Property (the “Improvements”) necessary for the operation or conduct of the businesses of the Company and the Subsidiaries as conducted on the date hereof is in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than Improvements under repair or out of service in the ordinary course of business consistent with past practice. To the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the use or occupancy of the Leased Real Property or the Improvements or any portion thereof in the operation of the business of the Company and the Subsidiaries.

3.10    Intellectual Property.

(a)Section 3.10(a) of the Disclosure Letter sets forth a list of all material patents, copyright registrations, trademark registrations, trade name and domain name registrations, and all applications therefor owned by the Company or any Subsidiary (the “Registered Owned Intellectual Property”). Except as set forth in Section 3.10(a) of the Disclosure Letter, the Company and/or its Subsidiaries are the sole and exclusive owners of the Registered Owned Intellectual Property and all unregistered Intellectual Property that is owned by the Company or any Subsidiaries and that is material to the conduct of the business of the Company and the Subsidiaries as currently conducted (the “Owned Intellectual Property”) free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted to customers or distributors in the ordinary course of business consistent with past practice). Except as set forth in Section 3.10(a) of the Disclosure Letter, to the Company’s Knowledge, the Owned Intellectual Property is valid, subsisting and enforceable. The Company and each Subsidiary has taken reasonable steps to maintain, protect and preserve all of its material trade secrets included in the Company Intellectual Property. Except as set forth in Section 3.10(a) of the Disclosure Letter, neither the Company nor any Subsidiary has granted an exclusive license to any Company Intellectual Property, and no material license fees are currently being paid for the use by the Company or any Subsidiary of any third party Intellectual Property rights used or held for use.

(b)Except as set forth in Section 3.10(b) of the Disclosure Letter, the Company or a Subsidiary own, license, or otherwise have a right to use the material Intellectual Property used in the conduct of the business of the Company and the Subsidiaries as currently conducted (the “Company Intellectual Property”). Except as set forth in Section 3.10(b) of the Disclosure Letter, there is no pending written claim, and to the Company’s Knowledge, there are no other claims or allegations, by any Person contesting the ownership of any owned Company Intellectual Property, or alleging that the Company or any Subsidiary is infringing or misappropriating any Intellectual Property of a Person. To the Company’s Knowledge, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property right of any Person, and to the Company’s Knowledge, no Person is infringing any material owned Company Intellectual Property.

(c)Except as set forth in Section 3.10(c) of the Disclosure Letter, no open source software or freeware has been incorporated into any product or material software of the Company and the Subsidiaries that would in any way (i) materially limit the ability to make, use or sell such product or (ii) require the licensing of any Owned Intellectual Property.

3.11    Litigation.

Except as set forth in Section 3.11 of the Disclosure Letter, there are no claims, actions, suits, proceedings or investigations (each, a “Legal Proceeding”) pending, or, to the Company’s Knowledge, threatened, against or affecting the Company or the Subsidiaries or its or their assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, except those which, if adversely determined, would not be reasonably likely to result in fees, fines and other costs and penalties in excess of $100,000 or result in any material non-monetary relief. Except as set forth in Section 3.11 of the Disclosure Letter, neither the Company nor any Subsidiary has received any written notice that the Company or any Subsidiary or its assets is subject to any material Order.

3.12    Employee Benefit Plans.

(a) Section 3.12(a) of the Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, “ERISA”) and each other benefit or compensation, deferred compensation, excess benefit, incentive, stock bonus, stock purchase, stock option, restricted stock, stock appreciation, phantom stock, equity incentive, retirement, pension, profit sharing, cafeteria, reimbursement, health savings, flexible spending, welfare, sick leave, vacation, medical, dental, hospitalization, vision, disability, accident, life insurance, death benefits, post-retirement, transaction bonus, periodic bonus, severance, salary continuation, employment, retention, change in control or fringe benefit plan, program, policy, agreement or arrangement, in each case providing employee benefits or compensation to any Company Personnel and that is maintained, sponsored or contributed to by the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or has any liability, and each employment or other compensatory Contract between the Company or any of the Subsidiaries, on the one hand, and any Company Personnel that are not consultants or independent contractors, on the other hand (each of the preceding hereinafter is referred to individually as a “Company Plan” and collectively as the “Company Plans”).

(b)Except as set forth in Section 3.12(b) of the Disclosure Letter, with respect to each Company Plan, the Company has delivered or made available to Buyer a current, accurate and complete copy of such Company Plan (or representative form thereof) and any amendments thereto, and each of the following items, to the extent applicable: (i) any related trust agreement, (ii) the most recent summary plan description, (iii) the most recent Internal Revenue Service (“IRS”) determination, opinion or advisory letter for each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, (iv) the most recently filed annual report on IRS form 5500 and all schedules thereto and (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(c)Except as set forth in Section 3.12(c) of the Disclosure Letter, (i) for each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable IRS determination, opinion or advisory letter to such effect and, to the Company’s Knowledge, nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, and (ii) neither the Company, nor to the Company’s Knowledge any “party in interest” or “disqualified person”, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA with respect to any Company Plan and no material Tax has been imposed pursuant to Section 4975 of the Code in respect thereof.

(d)Except as set forth in Section 3.12(d) of the Disclosure Letter, there are no Legal Proceedings pending, or to the Company’s Knowledge, threatened, by any employee or beneficiary covered under any Company Plan or otherwise involving any Company Plan or the assets of a Company Plan or, to the Company’s Knowledge, any fiduciary with respect to a Company Plan and, to the Company’s Knowledge, there are no facts that would reasonably give rise to any such Legal Proceeding (in any such case other than routine claims for benefits).

(e)Each Company Plan (and any related trust or other funding vehicle) is, and since January 1, 2012 has been, operated and administered in compliance in all material respects with the provisions of ERISA, the Code, its governing documents and all other Applicable Laws, including all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996.

(f)The Company and the Subsidiaries are in material compliance with the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and all other Applicable Laws which require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status. Except as set forth in Section 3.12(f) of the Disclosure Letter, none of the Company or any of the Subsidiaries has any obligation to provide health or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

(g)Except as set forth in Section 3.12(g) of the Disclosure Letter, there are no unpaid contributions due prior to the date hereof with respect to any Company Plan that are required to have been made. All Company Plans subject to Applicable Laws of any jurisdiction outside the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, comply in all material respects with all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions or accounting practices.

(h)With respect to any Company Plan: (i) no audit is pending with the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority, and (ii) there are no outstanding material liabilities for Taxes, penalties or fees.

(i)Except as set forth in Section 3.12(i) of the Disclosure Letter, none of the Company, any of the Subsidiaries or any of their ERISA Affiliates contributes to, or has ever contributed to, any employee benefit plan covered by Section 412 of the Code or Title IV of ERISA or been obligated to contribute to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

(j)Except as set forth in Section 3.12(j) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions, alone or in combination with any other event (including any termination of employment as of or following the

Closing), will: (i) entitle any current or former director, officer, employee, consultant or independent contractor of the Company or any of the Subsidiaries (each, a “Company Personnel”) to any compensation or benefit, (ii) accelerate the time of payment, funding or vesting or increase the amount of any compensation or benefit due to any Company Personnel or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person that would constitute a “parachute payment” within the meaning of Section 280G of the Code. No Company Personnel is entitled to receive any gross-up or additional payment by reason of any tax being imposed on such person, including any tax required by Section 409A or 4999 of the Code.

(k)Except as set forth in Section 3.12(k) of the Disclosure Letter, no employees of Seller or any of its Affiliates (other than the Company and the Subsidiaries) provide services to the Company and the Subsidiaries with respect to the operation of the business of the Company and the Subsidiaries. Except as set forth in Section 3.12(k) of the Disclosure Letter, Seller and its Affiliates (other than the Company and the Subsidiaries) do not sponsor, maintain or participate in any employee benefit plans or arrangements. No employees of Seller or any of its Affiliates (other than the Company and the Subsidiaries) participate in any Company Plans.

3.13    Taxes. Except as set forth in Section 3.13 of the Disclosure Letter:

(a)the Company and the Subsidiaries have filed with the appropriate taxing authorities all material Tax Returns required to be filed by or with respect to the Company and the Subsidiaries and such Tax Returns were correct and complete in all material respects when filed;

(b)the Company and the Subsidiaries have paid all Taxes due or owing of the Company and the Subsidiaries;

(c)no waivers of statutes of limitation have been given or requested with respect to the Company or the Subsidiaries in connection with any material Tax Returns covering the Company or the Subsidiaries or with respect to any material Taxes payable by it or them;

(d)the Company and the Subsidiaries have caused to be duly withheld and paid over to the appropriate taxing authorities all material Taxes required to be so withheld and paid over for all periods under all Applicable Laws;

(e)there are no Liens, other than Permitted Liens, with respect to Taxes upon any assets of the Company;

(f)neither the Company nor the Subsidiaries have received any written notice of deficiency or assessment and, to the Company’s Knowledge, there is no proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to any material Tax liability for which the Company or the Subsidiaries may be liable;

(g)the Company is not a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Regulation § 1.6011-4(b)(2);

(h)neither the Company nor any of the Subsidiaries will be required to include in any taxable period ending after the Closing Date (i) taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state or local, domestic or foreign tax law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Closing Date) or (ii) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Closing Date;

(i)none of the Company or any of the Subsidiaries has been a member of an “Affiliated Group” (within the meaning of Code Section 1504(a)), other than a group the common parent of which was the Company, and the Company and the Subsidiaries have no liability for the Taxes of any Person (other than the Company) under Regulation § 1.1502-6, as a transferee or successor, by Contract, or otherwise; and

(j)none of the Company or any of the Subsidiaries is party to any income Tax allocation or sharing agreement.

3.14    Contracts and Commitments.

(a)Section 3.14(a) of the Disclosure Letter sets forth a list of all of the following Contracts (excluding for the avoidance of doubt any Contract that has expired, has terminated, or has been fully performed, in each case, prior to the date of this Agreement without any further obligation on the part of the Company or any Subsidiary) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound (each, a “Material Contract”):
(i)any Contract for employment (and severance or employee termination arrangements in respect thereof) providing annual base salary and guaranteed bonus in excess of $150,000;

(ii)any change of control Contract with employees of the Company or any Subsidiary;

(iii)any Contract containing (A) any covenant limiting the ability of the Company or the Subsidiaries to engage in any line of business or geographic area or to compete with any business or Person or (B) provisions by which the Company or any of the Subsidiaries grants any Person “most favored nation” status;

(iv)any Contract under which the Company or the Subsidiaries have incurred any Indebtedness;

(v)any joint venture Contract or similar Contract involving the sharing of profits;

(vi)any Contract pursuant to which material tangible personal property is leased to or from the Company and which provide for payments by or to the Company or the Subsidiaries of more than $300,000 per year;

(vii)any Contract relating to capital expenditures with respect to the Company or the Subsidiaries and involving future payments which exceed $300,000 in any twelve (12)-month period;

(viii)any Contract entered into with a Governmental Authority (other than purchase orders for the Company’s products entered into in the ordinary course of business consistent with past practice);

(ix)any Contract containing continuing rights and obligations with respect to acquisition or disposition by the Company or any Subsidiary of (A) any operating business, capital stock or other equity interests of any other Person or (B) any assets in which the aggregate consideration for such assets is in excess of $300,000, excluding in the case of clause (B) the acquisition of raw materials, inventory and supplies and the disposition of inventory, each in the ordinary course of business consistent with past practice;

(x)any Contract pursuant to which the Company or any Subsidiary has guaranteed any obligations of Seller or any of its Affiliates;

(xi)any Contract concerning Company Intellectual Property other than non-exclusive licenses granted to customers or distributors in the ordinary course of business consistent with past practice; and

(xii)any Contract (excluding (A) those covered by clauses (i) through (xi) above, (B) purchase orders for Company products entered into in the ordinary course of business consistent with past practice and (C) Contracts cancellable without penalty with ninety (90) days’ notice or less) pursuant to which the Company or any Subsidiary will receive or pay in excess of $300,000 annually.

(b)Except as set forth in Section 3.14(b) of the Disclosure Letter (i) each Material Contract is in full force and effect and is valid and binding on the Company or applicable Subsidiary party thereto and enforceable against the Company or applicable Subsidiary, and to the Company’s Knowledge, each other party thereto (subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles), other than as a result of the termination of any Material Contract after the date of this Agreement in accordance with its terms and (ii) with respect to all Material Contracts, neither the Company nor the Subsidiaries are in material breach thereof or default thereunder nor, to the Company’s Knowledge, is any other party to any such Material Contract in material breach thereof or default thereunder, nor does any condition exist under any Material Contract or any event which, with the giving of notice or the lapse of time, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or for which notice was given.

(c)True and complete copies of each of the Contracts set forth in Section 3.14(a) of the Disclosure Letter, including all material amendments, modifications, supplements, exhibits, schedules and addenda thereto, have been made available to Buyer prior to the date hereof.

(d)Neither Seller nor any of its Affiliates (other than the Company or any of the Subsidiaries) is a party to any Contract that (i) relates to the conduct of the business of the Company or the Subsidiaries (other than any organizational, investment rights and other similar agreements incidental to Seller being the holding company of the Company; provided that such Contracts will be terminated at the Closing) or (ii) binds the Company or any Subsidiary or subjects the Company or any Subsidiary to any cost, liability or performance obligation, in each case, following the Closing.

3.15    Compliance with Laws.

(a)Except as set forth in Section 3.15(a) of the Disclosure Letter and except that no representation is made in this Section 3.15 with respect to the matters described in Sections 3.12, 3.13, 3.16 and 3.17, the Company and the Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the Company or the Subsidiaries. Except as set forth in Section 3.15(a) of the Disclosure Letter, the Company and the Subsidiaries each has all material permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of its business (the “Material Permits”). The Material Permits are valid and in full force and effect, and none of the Company or any of the Subsidiaries is in material default or violation under the Material Permits. None of the Material Permits will be terminated or materially impaired by the consummation of the transactions contemplated by this Agreement.

(b)The Company and the Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with all Applicable Laws governing the export, import and provision of goods (including technical data and technology) and services in the jurisdictions in which it operates, including the Applicable Laws of the United States governing embargoes, sanctions and boycotts, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Applicable Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) and the Applicable Laws administered by United States Customs and Border Protection (collectively, “Export, Import and Economic Sanctions Laws”). The Company and each Subsidiary has (i) obtained all material Governmental Approvals and (ii) prepared and filed customs entry declarations with the appropriate customs authorities in the United States and other countries, which customs entry declarations, individually and in the aggregate, are complete and accurate in all material respects. Section 3.15(b) of the Disclosure Letter includes a true and complete list, as of the date of this Agreement, of all requested Governmental Approvals currently in effect related to the export, import or provision of goods (including technical data and technology) and services. No Legal Proceeding, governmental request for information, or subpoena is currently pending or, to the Company’s Knowledge, threatened concerning or relating to violations of the Export, Import and Economic Sanctions Laws by the Company or any Subsidiary. Neither the Company nor any Subsidiary has filed at any time since January 1, 2012, or as of the date of this Agreement intends to file, any disclosures (whether a voluntary self-disclosure to a Governmental Authority or a disclosure directed by a Governmental Authority) concerning or relating to violations of Export, Import and Economic Sanctions Laws.

(c)Since January 1, 2012, neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any distributor, agent, representative, sales intermediary or other third party acting on behalf of the Company or any of the Subsidiaries: (i) has taken any action in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.) or any other international anti-bribery or anti-corruption Laws or (ii) has corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any “Foreign Public Official”, as defined in this Section 3.15, or to any Person on behalf of a Foreign Public Official, in whole or in part, for purposes of (A) influencing any act or decision of any Foreign Public Official in his official capacity; (B) inducing such Foreign Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Foreign Public Official to use his or her influence with a foreign Governmental Authority or commercial enterprise owned or controlled by any foreign Governmental Authority in order to assist the business of the Company or any Person related in any way to the business of the Company, in obtaining or retaining business or directing any business to any Person.

(d)For purposes of this Section 3.15, “Foreign Public Official” means: (i) any officer, employee or representative of any foreign Governmental Authority; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a foreign Governmental Authority; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any foreign Governmental Authority, enterprise or organization identified above; and (v) any foreign political party, foreign political party official or candidate for foreign political office.

(e)Except as set forth in Section 3.15(e) of the Disclosure Letter, neither the Company nor any Affiliate of the Company acting on behalf of, or to benefit, the Company or any Subsidiary or any director, officer, employee or, to the Company’s Knowledge, distributor, agent, representative, sales intermediary or other third party acting on behalf of the Company or any Subsidiary (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country with which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended; or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to financial fraud (including money laundering); or (iv) appears on any list of debarred Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state. Except as set forth in Section 3.15(e) of the Disclosure Letter, neither the Company nor any Affiliate of the Company acting on behalf of, or to benefit, the Company or any Subsidiary or any director, officer, employee or, to the Company’s Knowledge, distributor, agent, representative, sales intermediary or other third party acting on behalf of the Company or any Subsidiary (x) is under investigation by any Governmental Authority for financial fraud (including money laundering) or (y) appears on any list of restricted Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state.

(f)There are no pending or, to the Company’s Knowledge, threatened, Legal Proceedings with respect to violation of the FCPA or any other international anti-bribery or anti-corruption laws, relating to the business of the Company or any of the Subsidiaries.

(g)The Company and the Subsidiaries are in compliance in all material respects with Applicable Laws relating to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection laws (“Information Privacy Laws”). There are no Legal Proceedings pending, or, to the Company’s Knowledge, threatened, against or affecting the Company or the Subsidiaries with respect to such laws. In the collection and processing by the Company and the Subsidiaries of any personal data or other information that may be subject to the Information Privacy Laws (“Personal Information”), the Company and the Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with Information Privacy Laws and have taken commercially reasonable measures to protect and maintain the privacy of such Personal Information in accordance with Information Privacy Laws.

3.16    Labor Matters. Except as set forth in Section 3.16 of the Disclosure Letter, (a) the Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding pending against the Company or any of the Subsidiaries, (c) there is no labor strike, lockout or other material labor controversy in effect or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries, and none of the Company or any of the Subsidiaries has experienced any such material labor controversy since January 1, 2013, (d) there is no material charge or complaint pending against the Company or any of the Subsidiaries before the Equal Employment Opportunity

Commission, the Office of Federal Contract Compliance Programs or any similar state or local agency responsible for the prevention of unlawful employment practices, (e) none of the Company or any of the Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and (f) none of the Company nor any of the Subsidiaries is a party to any collective bargaining agreement and, to the Company’s Knowledge, no union organization campaign is in progress with respect to the Employees. None of the Company or any of the Subsidiaries has received written notice of the intent of any federal, state or local agency responsible for the enforcement of employment laws to conduct an investigation of, or relating to, the Company or any of the Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

3.17    Environmental Matters. Except as set forth in Section 3.17 of the Disclosure Letter, (a) none of the Company or any of the Subsidiaries has, as of the date hereof, received any written notice alleging any material violation of, or any material liability relating to, any Environmental Laws (including any notices under community right-to-know laws relating to Company or Subsidiary products), which violation or liability has not been fully and finally resolved, (b) the Company and the Subsidiaries, their respective products and the sale and marketing thereof and, to the Company’s Knowledge, any third-party manufacturers and distributors of such products, are, and since January 1, 2012 have been, in material compliance with all applicable Environmental Laws, and, to the Company’s Knowledge, other than as reflected in the Financial Statements, no material capital or other expenditure is required for the Company and the Subsidiaries to achieve or maintain compliance with Environmental Laws, (c) the Company and the Subsidiaries have obtained, and are, and since January 1, 2012 have been, in material compliance with, all governmental environmental permits, registrations and authorizations required under Environmental Laws for the operation of the business of the Company and the Subsidiaries, (d) there are no underground storage tanks or asbestos-containing materials at any Leased Real Property, (e) there has been no Release of or exposure to any Hazardous Substance (including at, in, on, from or under the Leased Real Property or any property at which the Company or any Subsidiary have disposed or transported waste), nor has there been any sale or marketing for sale of any Company products containing Hazardous Substances or are there any other facts or conditions, in each case, except as would not reasonably be expected to result in a material claim against or material liability of the Company or any Subsidiary under any Environmental Law (including in respect of any actual or alleged failure to warn or breach of any express or implied warranty or representation relating to the products licensed, sold, leased or delivered by the Company or any Subsidiary, it being understood that the representation and warranty in this parenthetical to the extent related to the period prior to August 24, 2011 shall be to the Company’s Knowledge), (f) none of the Company or any of the Subsidiaries has entered into, agreed to or is subject to any Order of any Governmental Authority under Environmental Laws or, except as would not reasonably be expected to result in a material claim against or material liability of the Company or any Subsidiary, has otherwise retained or assumed (either contractually or by operation of law) any obligations relating to any Environmental Laws and (g)  the Company and the Subsidiaries have each made available to Buyer true and complete copies of all material environmental documents in its possession or control concerning the Leased Real Property or which relate to the Company’s or the Subsidiaries’ compliance with or liability under Environmental Laws.

3.18    Insurance. Set forth in Section 3.18 of the Disclosure Letter is a list of all liability (including public liability and professional liability), property, casualty, directors and officers, and all other insurance policies by which the Company and the Subsidiaries have been insured since December 31, 2014. All premiums for such policies have been timely paid, such policies as are listed as being in effect are valid, binding and in full force and effect and, to the Company’s Knowledge, there has been no threatened termination or material modification of any such policy. None of the Company or any of the Subsidiaries is in material default under any such policy and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time, or both, would permit termination or modification of any such policy. All such insurance policies are held by the Company or a Subsidiary and not by Seller or any other Affiliate of Seller.

3.19    Customers and Suppliers. Section 3.19 of the Disclosure Letter sets forth a complete and accurate list of the names of the Company’s and the Subsidiaries’ (a) ten (10) largest customers for the period from January 1, 2014 through December 31, 2014, showing the total sales in dollars by the Company or a Subsidiary to each such customer during such period; and (b) the Company’s and the Subsidiaries’ ten (10) largest suppliers for the period from January 1, 2014 through December 31, 2014, showing the total purchases in dollars by the Company or a Subsidiary from each such supplier during such period. Except as set forth in Section 3.19 of the Disclosure Letter, none of the Company or any of the Subsidiaries has been notified, in writing, or to the Company’s Knowledge, orally, by any customer or supplier on Section 3.19 of the Disclosure Letter during the past six months that such customer or supplier intends to materially reduce its purchases or the availability of its supplies to the Company or any Subsidiary.

3.20    Affiliate Transactions. Except as set forth in Section 3.20 of the Disclosure Letter, (i) no Affiliate, officer, director (or the equivalent) of the Company or a Subsidiary is a party to any Contract or transaction with the Company or a Subsidiary, other than a Company Plan (an “Affiliate Contract”) and (ii) no such Affiliate, executive officer or director (or the equivalent) owns or has any rights in any property or assets (whether real or personal, tangible or intangible, owned, leased, licensed or otherwise) used by the Company or any Subsidiary in connection with its business (other than the Company and the Subsidiaries).

3.21    Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or any of its directors, officers, employees, representatives or agents.

3.22    Inventory. The inventories of the Company and the Subsidiaries shown on the Interim Financial Statements consist of items usable and of a quantity and quality salable in the ordinary course of business consistent with past practice (other than with respect to any slow-moving, obsolete, or unusable inventories that are adequately reserved against and reflected as such on the Interim Financial Statements). For the avoidance of doubt, (x) any changes in market demand following the date of the Interim Financial Statements and (y) any promotion, discount, rebate, sale or similar pricing programs following the date of the Interim Financial Statements which were implemented in the ordinary course of business consistent with historical levels (including with respect to magnitude, timing and volume) shall not cause this representation and warranty to be untrue.

3.23    Accounts Receivable. Except to the extent, if any, reserved for on the Interim Financial Statements, all accounts receivables reflected on the Interim Financial Statements and arising after the date thereof (the “Receivables”) arose from bona fide transactions with Persons not affiliated with the Company or any Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved against on the Interim Financial Statements, constitute (a) legal, valid and binding obligations of the obligors thereon and (b) valid, undisputed claims of the Company or a Subsidiary, as applicable, not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. No Receivables have been assigned or otherwise sold to any Person and neither the Company nor any of the Subsidiaries have discharged or agreed to discharge the obligor thereunder other than upon such obligor making payment in full of all amounts due under each such Receivable subject to normal cash discounts accrued in the ordinary course of business consistent with past practice. Since the date of the Interim Balance Sheet, the Company has collected Receivables consistent with past practice, including with respect to the schedule of receipt thereof and has not accelerated payment thereof.

3.24    Products. Except that no representation is made in this Section 3.24 with respect to the matters described in Section 3.17, the products licensed, sold, leased and delivered by the Company and each Subsidiary conform in all material respects with any Contract commitments and all express and implied warranties related thereto, as well the published product specifications of the Company and each Subsidiary. The Company and the Subsidiaries do not have liabilities for replacement or repair thereof or other damages in connection therewith, individually or in the aggregate, in excess of $300,000 of the amount reserved against and reflected on the Interim Financial Statements. Except as set forth in Section 3.24 of the Disclosure Letter, there is no hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product produced, licensed, distributed, leased or sold by or on behalf of the Company or any Subsidiary (it being understood that the representation and warranty in this sentence to the extent related to the period prior to August 24, 2011 shall be to the Company’s Knowledge).

3.25    Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company or the Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and to the Company as of the date hereof and as of the Closing Date as follows:

4.1    Organization, Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and the other agreements contemplated by this Agreement to be entered into by Buyer at the Closing (collectively, the “Buyer Agreements”) and to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby and thereby.

4.2    Authority of Buyer. This Agreement has been, and each Buyer Agreement will be, duly authorized by all necessary corporate power or other action of Buyer and this Agreement has been, and each other Buyer Agreement will be, duly executed and delivered by Buyer and constitutes, and each other Buyer Agreement will constitute, a valid and legally binding obligation of Buyer, and assuming the due authorization, execution and delivery by the other parties thereto, enforceable against Buyer in accordance with the terms thereof, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3    No Violation; Consents and Approvals. The execution and delivery by Buyer of this Agreement and the other Buyer Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default)

under (i) any provision of the organizational documents of Buyer, or (ii) any Order or Applicable Law applicable to Buyer or the property or assets of Buyer or (b) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation or acceleration under, result in the creation of any Lien upon any of the properties of Buyer under, require notice to a third party under, require the payment of a penalty under or increased fees or result in the loss of a benefit under any Contract to which Buyer is a party or by which Buyer or any assets of Buyer may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii) or (b) with respect to matters that, individually or in the aggregate, would not materially impair Buyer’s ability to consummate the transactions contemplated hereby and thereby. No Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby and thereby.

4.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would prevent, delay or otherwise materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority, affecting Buyer or its assets, at law or in equity, which would materially prevent, delay or otherwise materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

4.5    Sufficiency of Funds; Solvency.

(a)As of the date of this Agreement, Buyer has access to, and at the Closing, Buyer will have, sufficient funds available to consummate the transactions contemplated by this Agreement and the Buyer Agreements and to pay the Purchase Price, any adjustments thereto, the Closing Indebtedness, the Seller Expenses and all other fees and expenses related to the transactions contemplated by this Agreement. Buyer does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

(b)Assuming that the representations and warranties in Articles II and III are true and correct and that Seller and the Company have each complied with their respective obligations under this Agreement, the Seller Agreements and the Company Agreements, immediately after giving effect to the transactions contemplated hereby and thereby, Buyer shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) be solvent (either because its financial condition is such that the sum of its debts is less than the fair value of its assets or because the “fair salable value” of its assets is greater than the value of “all of its liabilities, including contingent and other liabilities”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of insolvency of debtors); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller.

4.6    Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Shares indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

4.7    Restricted Securities. Buyer understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4.8    Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

4.9    Brokers. Except as set forth in Section 4.9 of the Disclosure Letter, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its partners, officers, employees, representatives or agents.

4.10    Acknowledgment of Buyer. Buyer acknowledges and agrees that the representations and warranties made by Seller and the Company respectively in this Agreement are the exclusive representations and warranties made by them. Buyer further acknowledges and agrees that Seller and the Company disclaim any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company or the Subsidiaries. Buyer acknowledges and agrees that it has received and carefully reviewed information regarding the Company and the Shares and has, to the extent it has deemed necessary or advisable, reviewed that information and this Agreement with its investment, tax, accounting and legal advisors. Buyer and such advisors have been given a full opportunity to ask questions of and to receive answers from Seller and the Company concerning the acquisition of the Shares and the Company and have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished to Buyer concerning an investment in the Shares as Buyer or such advisors have requested.

4.11    Exclusivity of Representations. The representations and warranties made by Buyer in this Agreement are the exclusive representations and warranties made by Buyer. Buyer hereby disclaims any other express or implied representations or warranties.

ARTICLE V
COVENANTS OF THE PARTIES

5.1    Conduct of the Company’s Business. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Letter, during the period from the date hereof to the Closing Date, the Company and each of the Subsidiaries will (x) conduct its business and operations solely in the ordinary course of business consistent with past practice (including with respect to maintenance and prosecution of Owned Intellectual Property) and (y) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with Persons with whom the Company or any Subsidiary has material business relations. Without limiting the generality of the foregoing, except as expressly provided by this Agreement and as set forth in Section 5.1 of the Disclosure Letter, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), neither the Company nor any Subsidiary will:

(a)(i) create, incur, assume or guarantee any Indebtedness other than in the ordinary course of business consistent with past practice and which may, by its terms, be prepaid at the Closing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Subsidiary, except for extensions of trade credit in the ordinary course of business consistent with past practice;

(b)issue, sell, deliver, redeem, purchase or amend any terms of (i) any shares of its capital stock or (ii) options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls, “phantom” stock, “phantom” stock rights, stock-based performance units or commitments of any character whatsoever to which the Company or any Subsidiary is a party or may be bound requiring the issuance or sale of shares of any capital stock, or any security convertible or exercisable for or exchangeable into any capital stock, of the Company or any Subsidiary or (iii) any rights that are linked in any way to the price or value of any shares of capital stock of the Company or any Subsidiary or the value of the Company or any Subsidiary or any part thereof;

(c)increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including severance or termination pay), any Company Personnel, except as may be required by any existing Company Plan set forth in Section 5.1(c) of the Disclosure Letter in accordance with its terms as of the date hereof;

(d)enter into, adopt, terminate or amend (i) any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, or (ii) any agreement with any consultant or independent contractor, in each case except as required by Applicable Law;

(e)sell, lease, transfer or otherwise dispose of capital assets, real, personal or mixed, which have an aggregate book value in excess of $300,000 or that constitute Owned Intellectual Property, or create or permit any Lien (other than a Permitted Lien) on any properties or assets, whether real or personal, which have an aggregate book value in excess of $300,000 or that constitute Owned Intellectual Property, in each case except for non-exclusive licenses of Intellectual Property to customers or distributors in the ordinary course of business consistent with past practice;

(f)acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Subsidiaries (other than purchases of raw materials and finished goods in the ordinary course of business consistent with past practice);

(g)enter into, modify or amend in any material respect or terminate any material Real Property Lease (except modifications or amendments in connection with renewals of leases and other modifications, amendments and terminations in the ordinary course of business consistent with past practice) or any other Material Contract or any Affiliate Contract;

(h)waive or release any rights of material value, or cancel, compromise, release or assign any material Indebtedness owed to it;

(i)cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(j)hire any new employee or terminate the employment of any Employee, other than due to such individual’s death or disability or for cause (each as determined by the Company or the applicable

Subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice), or transfer the employment of any individual between the Company and the Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the other hand;

(k)amend its certificate of incorporation or by-laws or certificate of formation or operating agreement;

(l)change any of its financial accounting principles, methods or practices;

(m) (i) make, change or rescind any material election in respect of Taxes, (ii) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of Taxes, (iii) settle, resolve or otherwise dispose of any material Legal Proceeding relating to Taxes, (iv) change any method of accounting for U.S. federal income or foreign Tax purposes, or (v) amend any Tax Return of the Company or any Subsidiary;

(n)change in any material respect its fiscal year-end inventory, shipping operations or cut-off procedures;

(o)(i) in the case of the Company, declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock; provided that the Company may declare and/or distribute or dividend cash to Seller at any time on or prior to the Closing Date so long as the Company has sufficient capital to operate its business in the ordinary course up to the Closing Date, (ii) in the case of any Subsidiary organized outside of the United States, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock or other equity interests to the Company or any Subsidiary organized in the United States or (iii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock;

(p)settle or compromise any Legal Proceeding brought by or against the Company or any Subsidiary other than for claims brought against the Company or any Subsidiary that are settled or compromised solely upon payment of cash (and so long as (i) such settlement or compromise does not result in any other liability or other obligation or undertaking of the Company or any Subsidiary, (ii) includes a complete and unconditional release of the Company or any Subsidiary related to the matters underlying such claim, (iii) the Company has, at such time of settlement or compromise, sufficient cash on hand to make such payment and (iv) the Company provides written notice of such settlement or compromise to Buyer prior to the time at which such settlement or compromise becomes binding on the Company or any Subsidiary) to be paid by the Company or any Subsidiary prior to Closing in an amount not to exceed $100,000 for each such settlement or compromise;

(q)deviate in any material respect from the capital expenditure budget set forth in Section 5.1(q) of the Disclosure Letter, including with respect to the timing (as such timing occurs in the ordinary course of business consistent with past practice) of such capital expenditures; or

(r)agree or commit, whether in writing or otherwise, to do any of the foregoing.

5.2    Access to Information Prior to the Closing; Confidentiality.

(a)During the period from the date of this Agreement through the Closing Date, the Company and the Subsidiaries shall give Buyer and its agents and authorized representatives (including prospective lenders and insurers and underwriters in respect of the Representation and Warranty Insurance

Policy) reasonable access to all offices, facilities, properties, Contracts, books and records, officers, employees and advisors (including audit and tax working papers prepared by its independent accountants, provided that Buyer will execute a release reasonably requested by the independent accountants if requested to do so) of the Company and the Subsidiaries as Buyer may reasonably request during normal business hours.

(b)Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be “Confidential Information” as defined in the Confidentiality Agreement dated as of June 9, 2015 between Seller and Buyer (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with, and be subject to the terms of, the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information and the non-soliciting of employees of the Company and the Subsidiaries.

(c)For a period of three (3) years from the Closing Date (and, in the case of books and records of the Company or any Subsidiary provided or otherwise made available to Seller or any of its Affiliates following the Closing Date pursuant to any provision of this Agreement, a period of three (3) years following the date such books and records are provided or otherwise made available), Seller shall, and shall cause each Affiliate of Seller to, (i) treat all information relating to the Company and the Subsidiaries as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information (except as expressly permitted by this Agreement) and (ii) cause its directors, officers, employees, representatives or other agents who have had access to such information to keep it confidential and not to use or disclose to any Person any such information (except as expressly permitted by this Agreement), unless such information (A) is or becomes publicly available or is now or hereafter disclosed in a manner making it publicly available, in each case through no act or omission in violation hereof of Seller or its Affiliates or any of its or their directors, officers, employees, representatives or other agents, or (B) is required by Applicable Law or the rules or regulations of any United States securities exchange to be disclosed; provided that, with respect to trade secrets of the Company or any Subsidiary, the foregoing covenant shall survive indefinitely. If the disclosure of such information is required by Applicable Law or such rules and regulations, Seller shall cooperate with and provide Buyer an opportunity to object to the disclosure and shall give Buyer as much prior written notice as is possible under the circumstances. Seller shall use commercially reasonable efforts, at Buyer’s expense, to obtain reliable assurance that confidential treatment will be accorded to any such information required by Applicable Law or such rules and regulations to be disclosed.

5.3    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date.

5.4    Consents.

(a)Without limiting the generality of Section 5.3, each Party will use its reasonable best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing; provided that in connection with obtaining the consent of any third party, no Party will be required to (nor, without the prior written consent of Buyer, will Seller, the Company or any Subsidiary) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations. Each Party will make or cause to be made all filings and submissions under Applicable Laws as may be required for the consummation of the transactions contemplated by this Agreement. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each of Seller and Buyer agrees to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)Without limiting the generality of the Parties’ undertakings pursuant to Sections 5.3 and 5.4, each Party agrees to use its reasonable best efforts (i) to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable antitrust regulation; (ii) not to (A) extend any waiting period under the HSR Act or any applicable antitrust regulation, or (B) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other Parties; and (iii) cooperate with the other Party and use reasonable best efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

(c)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Seller or Buyer before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business consistent with past practice, any disclosure which is not permitted by Applicable Law or any disclosure containing confidential information) shall (to the extent practicable) be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that Seller and Buyer will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall (to the extent practicable) give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient (to the extent practicable) to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

5.5    Public Announcements. None of the Company, Seller, Buyer or their respective Affiliates will issue any public release or announcement about the transactions contemplated by this Agreement without the prior written consent of the other Party or Parties, as the case may be, except (a) Buyer may issue a press release in connection with the execution and delivery of this Agreement, (b) Seller may issue a press release in connection with the execution and delivery of this Agreement and (c) any Party may originate any such public release or announcement as may be required by Applicable Law or the rules or regulations of any United States securities exchange; provided that in such event under clauses (a), (b) and (c), the issuing Party will allow the other Party or Parties, as the case may be, reasonable time to comment on such press release or announcement in advance of such issuance.

5.6    Notice of Events.

(a)During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify Seller in writing if Buyer becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6(a) shall not (A) affect the determination of (x) whether the satisfaction of the Closing conditions set forth in Article VI have been satisfied or waived, (y) whether and to what extent there is any right to indemnification under Article VII or (z) whether a right of termination exists under Article VIII or (B) otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

(b)During the period prior to the Closing Date or the earlier termination of this Agreement, Seller shall promptly notify Buyer in writing if, to the Company’s Knowledge, there shall be (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties contained herein had such representation or warranty been made as of the time of the Company’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6(b) shall not (A) affect the determination of (x) whether the satisfaction of the Closing conditions set forth in Article VI have been satisfied or waived, (y) whether and to what extent there is any right to indemnification under Article VII or (z) whether a right of termination exists under Article VIII or (B) otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

5.7    Officers and Directors.

(a)Buyer agrees that all rights to indemnification and/or advancement of expenses now existing in favor of the directors, officers, employees and agents of the Company or any Subsidiary (each, an “Indemnified Company Party” and collectively, the “Indemnified Company Parties”), as provided in the certificate of incorporation and by-laws (or certificate of formation and operating agreement) of such Company or Subsidiary in effect as of the date hereof and pursuant to the Contracts set forth in Section 5.7(a) of the Disclosure Letter, in each case with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that Buyer shall cause the Company and the Subsidiaries to perform and discharge their respective obligations to provide such indemnification and/or advancement of expenses after the consummation of the transactions contemplated hereby. The indemnification and liability limitation or exculpation provisions of the Company’s and each Subsidiary’s certificate of incorporation and by-laws (or certificate of formation and operating agreement) shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Company Parties, unless such modification is required by Applicable Law.

(b)    On the Closing Date, Buyer shall cause the Company to obtain, at the expense of Buyer or the Company, “tail” policies in respect of existing policies (the “Existing Policies”) of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance maintained by the Company, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all Persons who were directors or officers of the Company or any Subsidiary on or prior to the Closing Date; provided that neither Buyer nor the Company shall be required to pay more than 300% of the Existing Policies’ existing annual insurance premium in order to obtain such policy (which existing annual insurance amount the Company represents and warrants is as set forth in Section 5.7(b) of the Disclosure Letter).

(c)    The provisions of this Section 5.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons identified in Section 5.7(a), their heirs and their personal representatives and shall be binding on all successors and assigns of Buyer and the Company, or any Subsidiary, and may not be terminated or amended in any manner adverse to such Persons without their prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), unless such modification is required by Applicable Law.

(d)    No later than two (2) Business Days prior to the Closing, Seller shall take the actions set forth in Section 5.7(d) of the Disclosure Letter.

5.8    Tax Covenants.

(a)Without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed, after the Closing, neither the Company nor the Subsidiaries shall file any amended Tax Return with respect to any taxable period that begins on or before the Closing Date (including any Straddle Period) if such amended Tax Return would increase the amount of Tax required to be indemnified by Seller pursuant to Section 7.8.

(b)All Tax sharing agreements, arrangements and practices between the Company (or any Subsidiary), on the one hand, and any other party, on the other hand, shall be terminated on or before the Closing. After the Closing, none of the Company (or any Subsidiary) shall have any rights or obligations under any such Tax sharing agreement, arrangement or practice.

5.9    Payment of Indebtedness, Seller Expenses; Funds Flow Memorandum.
No later than three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with (a) appropriate payoff letters and forms of Lien releases with respect to all Closing Indebtedness of the Company and Subsidiaries, (b) a schedule setting forth the Estimated Seller Expenses and (c) a flow of funds (the “Funds Flow Memorandum”) accurately setting forth the amounts to be paid pursuant to Section 1.4 along with the payees thereof and the wire instructions therefor. At the Closing, Buyer shall, on behalf of the Company and Seller, as applicable, pay (i) to the holders of the Closing Indebtedness the aggregate amount of such Indebtedness, including all accrued and unpaid interest through the Closing Date, of the Company and the Subsidiaries outstanding immediately prior to the Closing, together with any fees, expenses, prepayment or other penalties or premiums, if any, and other amounts owed with respect to such Indebtedness and the repayment and discharge thereof and (ii) the Seller Expenses to the extent unpaid as of (or payable upon consummation of) the Closing to the Persons entitled thereto, in each case, as set forth in the Funds Flow Memorandum.

5.10    Employee Matters.

(a)Buyer shall cause the Company to honor the terms of all Company Plans and cause the Company to pay benefits required thereunder in accordance with such terms; provided, however, that the Company may amend, modify or terminate such Company Plans to the extent permitted by the terms thereof and Applicable Law.

(b)For a period commencing on the Closing Date and ending March 31, 2016, Buyer shall, in good faith, provide or cause to be provided to the Employees, so long as any such Employee remains an employee of the Company or one of the Subsidiaries or of Buyer or one of its affiliates, except as otherwise agreed between an Employee and Buyer prior to or following the Closing Date, (i) a total compensation opportunity (including no less favorable base salary or hourly wage but excluding equity-based incentive compensation) that is substantially comparable in the aggregate to the total compensation opportunity (excluding equity-based compensation) provided to such Employees immediately prior to the Closing Date and (ii) continued participation in the Company Plans set forth in item 1 of Section 5.1(c) of the Disclosure Letter); provided that, for the year ending December 31, 2015, Buyer shall provide the relevant Employees with the bonus opportunity set forth in the Company’s 2015 Management Bonus Incentive Plan made available to Buyer. Following March 31, 2016 and until the one year anniversary of the Closing Date, Buyer shall, in good faith, provide or cause to be provided to the Employees, so long as any such Employee remains an employee of the Company or one of the Subsidiaries or of Buyer or one of its affiliates, except as otherwise agreed between an Employee and Buyer prior to or following the Closing Date, a total compensation opportunity (including no less favorable base salary or hourly wage rate but excluding equity-based incentive compensation) and employee benefits (including health, dental and vision coverage) that are substantially comparable in the aggregate to the total compensation opportunity (excluding equity-based incentive compensation) and employee benefits (to the extent set forth in Section 5.10 of the Disclosure Letter) provided to such Employees immediately prior to the Closing Date, but in any event employee benefits that are no less favorable than those provided to similarly situated employees of Buyer. Buyer shall be solely responsible for and shall indemnify and hold Seller harmless with respect to any Termination Liability (as defined below) with respect to such Employees. For purposes of this Agreement, “Termination Liability” shall mean all liabilities, costs, claims, damages and expenses incurred by the Company or any Subsidiary under any Company Plan or otherwise either on or after the Closing Date with respect to such Employees, including severance, outplacement, vacation pay, salary, commissions and benefits incurred under any Company Plan for periods on and after the Closing Date, claims for wrongful termination or discrimination or the like, COBRA and state benefit continuation laws and any taxes or penalties payable with respect to any of the foregoing payments or liabilities, and, in each case, excluding any liabilities, costs, claims, damages and expenses described in the immediately following sentence. Subject to Article VII, Seller shall be solely responsible for and shall indemnify and hold Buyer, the Company and the Subsidiaries harmless with respect to all liabilities, costs, claims, damages and expenses incurred by the Company or any Subsidiary either prior to, on or after the Closing Date with respect to any employee of Seller or any of its Affiliates who is not an Employee and any employee benefit plans and arrangements maintained by Seller or any of its Affiliates (other than the Company and the Subsidiaries), including any such liabilities, costs, claims, damages and expenses relating to ERISA (including Title IV thereof) which arise as a result of the Company and the Subsidiaries having been an ERISA Affiliate of Seller and its Affiliates prior to the Closing.

(c)Buyer shall not impose any waiting period or active at work requirement for coverage to Employees under any employee benefit plans maintained by Buyer or any of its Affiliates following the Closing Date and shall recognize expenses and claims incurred by any Employee (and any eligible dependents or beneficiaries thereof) in the year in which the Closing Date occurs for the purposes of computing deductible amounts, copayments and other limitations on such coverage, and shall provide coverage for any preexisting health condition of any Employee (and any eligible dependents or beneficiaries thereof). Buyer shall provide or cause to be provided, for purposes of determining eligibility to participate and vesting (and for purposes of determining levels of benefits solely for purposes of paid time off and severance benefits) under the applicable employee benefit plans maintained by Buyer or any of its Affiliates following the Closing Date, credit for service with the Company or the Subsidiaries prior to the Closing Date to the extent such service was credited under a corresponding Company Plan, provided, however, that such credit need not be credited to the extent that such credit would result in any duplication of benefits.

(d)After the Closing, Buyer agrees to indemnify Seller and its officers, directors, employees, consultants, shareholders, members and Affiliates for, and to hold each of them harmless against, all damages, losses, claims, liabilities, penalties, costs and expenses (including court costs and reasonable attorney’s fees and expenses incurred in investigating and preparing for any Legal Proceeding) that any of them may suffer by reason of or in connection with any Legal Proceeding brought against any of them under the WARN Act or any similar Applicable Law, which relate to actions taken by Buyer at or any time after the Closing (including any discharge or constructive discharge of any of the employees of the Company with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or the Subsidiaries).

(e)This Section 5.10 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person, including the Employees or any Company Personnel. Nothing contained herein, express or implied, is intended to confer upon any Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to any or other modification of any Company Benefit Plan or any employee benefit plan or arrangement maintained by Buyer (or any undertaking to amend any such plan or arrangement) or limit the rights of Buyer, the Company or any Subsidiary to amend, modify or terminate any such plan or arrangement pursuant to, and in accordance with, the terms thereof.

(f)After the Closing, Buyer shall cause the Company to take the actions set forth in Section 5.10(f) of the Disclosure Letter.

5.11    Exclusive Dealing.

(a)During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Seller nor the Company shall take, or permit any of their respective stockholders, Affiliates, directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants, advisors or other representatives (for purposes of this Section 5.11, collectively, “Representatives”) to directly or indirectly: (i) solicit or initiate any inquiries or the making of any proposal from a Person or group of Persons other than Buyer and its Affiliates that may constitute, or could reasonably be expected to lead to, an Alternative Transaction; (ii) enter into or participate in any discussions or negotiations with any Person or group of Persons other than Buyer and its Affiliates regarding an Alternative Transaction; (iii) furnish any non-public information relating to the Company or any Subsidiaries or their respective assets or businesses, or afford access to the assets, business, properties, books or records of the Company or any Subsidiary to any Person or group of Persons other than Buyer and its Representatives, in all cases for the purpose of assisting with or facilitating an Alternative Transaction; or (iv) enter into an Alternative Transaction or any Contract, including any letter of intent, term sheet or other similar document, relating to an Alternative Transaction.

(b)For purposes of this Section 5.11, an “Alternative Transaction” is any (i) direct or indirect acquisition of assets of the Company or any Subsidiary (including any equity interests of the Subsidiaries) equal to five percent (5%) or more of the fair market value of the Company’s consolidated assets or to which five percent (5%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of any of the capital stock of the Company, or (iii) merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, pursuant to which such Person would own five percent (5%) or more of the consolidated assets, net revenues or net income of the Company and the Subsidiaries, taken as a whole; in all cases of clauses (i)-(iii) where such transaction is to be entered into with any Person or group of Persons other than Buyer or its Affiliates.

5.12    Pre-Closing Contribution. To the extent that Seller or any of its Affiliates holds any assets used in or necessary to carry on the conduct of the business of the Company and the Subsidiaries as presently conducted, or any accounts receivable or other rights to payment arising out of the conduct of the business of the Company and the Subsidiaries (other than any actual cash that has been distributed from the Company or any Subsidiary to Seller), prior to the Closing, Seller will, and will cause its Affiliates to, contribute, transfer or otherwise convey such assets to the Company for no consideration.

5.13    Affiliate Contracts; Other Contracts. Except as (x) otherwise specified in writing by Buyer to the Company prior to the Closing Date or (y) set forth in Section 5.13 of the Disclosure Letter, prior to the Closing the Company shall, or shall cause the applicable Subsidiaries to, terminate each Affiliate Contract. With effect from the Closing, neither the Company nor a Subsidiary, on the one hand, nor Seller, on the other hand, shall have any obligation or liability to the other in respect of any such Contract or any loans, notes, advances, receivables and payables between them. Prior to the Closing, the Company shall terminate each of (i) the Stockholders’ Agreement, dated as of August 24, 2011 and (ii) the Registration Rights Agreement, dated as of August 24, 2011.

5.14    Letter of Credit.

(a)Buyer shall use its commercially reasonable efforts to, at or prior to the Closing, deliver to Seller an unconditional release of Seller and/or its applicable Affiliates by the beneficiary under the Letter of Credit, in form and substance reasonably satisfactory to Seller (the “LC Release”).

(b)In the event that Buyer is unable to deliver the LC Release to Seller at or prior to the Closing, (i) Buyer shall deliver, or cause to be delivered, to the account designated by Seller in the Funds Flow Memorandum, an amount in cash equal to the total amount available to be drawn on the Letter of Credit in order to cash collateralize the Letter of Credit at the Closing, (ii) Buyer shall use its commercially reasonable efforts to arrange for the LC Release as soon as practicable thereafter and (iii) each of (A) Seller and (B) Buyer and the Company shall, and shall cause their respective Affiliates to, cooperate with the other in a timely manner to assist Buyer and/or the Company in arranging for the LC Release. Promptly after the earlier of (1) the receipt by Seller of the LC Release and (2) the termination or expiration of the Letter of Credit, Seller shall deliver, or cause to be delivered, to an account designated in writing by Buyer an amount in cash equal to the amount of cash collateral delivered by, or on behalf of, Buyer at the Closing (net of any amount of cash collateral that has been utilized to satisfy any drawings under the Letter of Credit prior to such time).

5.15    280G Vote. Prior to the Closing, to the extent the right of any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company (each, a “Disqualified Individual”) to receive any payments from Seller or its Affiliates (including the Company and its Subsidiaries with respect to any rights to payments granted by such entity prior to the Closing) would constitute a “parachute payment” within the meaning of Section 280G(b)(2)(A)(i) of the Code and any regulations promulgated thereunder, the Company shall take all necessary actions (including obtaining any required waivers or consents (to the extent not obtained prior to the date hereof) from any Disqualified Individual to waive such Disqualified Individual’s right to the portion of such payment that would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code) to submit such payments, to the extent that they constitute an “excess parachute payment”, to a vote in accordance with the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder. The Company shall forward to Buyer prior to submission copies of all documents prepared by the Company in connection with this Section 5.15 and shall incorporate any reasonable comments that are made by Buyer. To the extent that the content of any documents submitted in accordance with the immediately preceding sentence cause such vote to fail to meet the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder, such failure shall not constitute a violation of this covenant; provided that such documents have been approved by Buyer following disclosure to Buyer of all relevant information (and any reasonable comments made by Buyer with respect such documents have been accepted by the Company) prior to such submission.

ARTICLE VI
CONDITIONS TO CLOSING

6.1    Conditions to the Obligations of Seller and Buyer. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists):

(a)Governmental Approvals. The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)Governmental Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)No Litigation. There shall not be pending any Legal Proceeding by a Governmental Authority pursuant to any antitrust or anti-competition laws seeking to impose a legal restraint having any of the effects set forth in Section 6.1(b).

6.2    Other Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)Representations and Warranties. The representations and warranties of Buyer in this Agreement which are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as at the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

(b)Performance. Buyer shall have, in all material respects, performed and complied with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing Date.

(c)Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b).

6.3    Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)Representations and Warranties.

(i)The representations and warranties of the Company and Seller in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects at and as of the date of this Agreement (except for representations and warranties expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct at and as of such date) and all other representations and warranties of the Company and Seller in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement (except for representations and warranties expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects at and as of such date);

(ii)the Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; and

(iii)the representations and warranties of the Company and Seller in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, “Material Adverse Effect” or any similar term, qualification or limitation based on materiality contained herein) would not, individually or in the aggregate, have a Material Adverse Effect.

(b)Performance. The Company and Seller shall have, in all material respects, performed and complied with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by the Company and Seller at or prior to the Closing.

(c)Officer’s Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections  6.3(a) and 6.3(b).

(d)FIRPTA Affidavit. The Company shall have delivered to Buyer at or prior to the Closing under penalties of perjury an affidavit, in form and substance required under Treasury Regulation § 1.1445-2(b), stating that Seller is not a foreign person, so that Buyer is exempt from withholding any payments made or required to be made pursuant to this Agreement pursuant to the Foreign Investment in Real Property Tax Act.

(e)Representation and Warranty Insurance Policy. The Representation and Warranty Insurance Policy shall be in full force and effect in the form attached as Section 6.3(e) of the Disclosure Letter; provided that the obligations of Buyer to consummate the transactions contemplated hereby shall not be subject to the condition stated in this Section 6.3(e) if the failure of such condition to be satisfied is due solely to the failure by Buyer to use its best efforts to satisfy the conditions to effectiveness of the Representation and Warranty Insurance Policy that are within its reasonable control.

ARTICLE VII
REMEDIES

7.1    Survival. The representations, warranties, covenants and agreements of the Company and Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement and the certificates delivered pursuant to this Agreement will survive the Closing but only to the extent specified below:

(a)All covenants and agreements contained in this Agreement and the certificates delivered pursuant to this Agreement that contemplate performance thereof prior to the Closing Date will survive until the first anniversary of the Closing Date and all covenants and agreements contained in this Agreement and the certificates delivered pursuant to this Agreement that contemplate performance thereof following the Closing Date will survive the Closing Date in accordance with their terms; provided, however, that the indemnification obligations of Seller in Section 7.8(a)(i) will survive until the first anniversary of the Closing Date.

(b)    The representations and warranties contained in Articles II, III and IV of this Agreement will survive the Closing Date until the first anniversary of the Closing Date.

(c)Each covenant, agreement, representation and warranty contained in this Agreement and the certificates delivered pursuant to this Agreement with respect thereto shall terminate upon the expiration of the applicable survival period of such covenant, agreement, representation or warranty as provided in the foregoing subsections of this Section 7.1, regardless of any applicable statute of limitations (each, the “Applicable Termination Date”); provided, however, that if any Party makes a claim in accordance with Section 7.7 or Section 7.8, with respect to any specific covenant, agreement, representation and warranty prior to the Applicable Termination Date, and such claim is not fully and finally resolved prior to the Applicable Termination Date, such covenant, agreement, representation and warranty shall survive solely with respect to such claim until such claim is finally and fully resolved.

7.2    Indemnification of Buyer Indemnitees.

(a)Subject to Section 7.1 and the other provisions and limitations in this Article VII, from and after the Closing Date, Seller will indemnify and hold harmless Buyer and the Company and their respective affiliates, and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of Buyer and the Company and their respective Affiliates, and their respective heirs and personal representatives (collectively, the “Buyer Indemnitees”), from and against any and all out-of-pocket losses, costs, damages, claims, Taxes, fines, penalties, expenses (including reasonable fees and expenses of outside attorneys), reasonable costs of investigation (including reasonable fees and expenses of outside accountants, consultants and experts reasonably engaged), amounts paid in settlement, court costs and other expenses of litigation but excluding any and all internal costs and expenses incurred by any party entitled to indemnification under this Article VII (collectively, “Damages”), whether or not involving any third party claims, actually incurred by a Buyer Indemnitee arising out of (i) any breach or inaccuracy of any representation or warranty of the Company or Seller contained in this Agreement or in any certificate delivered by or on behalf of the Company with respect thereto pursuant to this Agreement, (ii) any breach by the Company or Seller of any of its covenants or agreements contained in this Agreement or (iii) any Closing Date Indebtedness or any Seller Expenses to the extent not reflected on the Closing Statement.

(b)For the purposes of Section 7.2(a), any breach or inaccuracy of any representation or warranty of the Company or Seller contained in this Agreement or in any certificate delivered by or on behalf of the Company with respect thereto pursuant to this Agreement, as well as any Damages resulting from any such breach or inaccuracy, shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, “Material Adverse Effect” or any similar term, qualification or limitation based on materiality contained herein.

7.3    Indemnification of Seller Indemnitees.

(a)From and after the Closing Date, Buyer will indemnify and hold harmless Seller and its Affiliates and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of Seller and its Affiliates and their respective heirs and personal representatives (collectively, the “Seller Indemnitees”) for, and will pay to Seller Indemnitees the amount of, any Damages, whether or not involving any third party claims, actually incurred by a Seller Indemnitee arising out of (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer with respect thereto pursuant to this Agreement or (ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement.

(b)For the purposes of Section 7.3(a), any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer with respect thereto pursuant to this Agreement, as well as any Damages resulting from any such breach or inaccuracy, shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects” or any similar term, qualification or limitation based on materiality contained herein.

7.4    Exclusive Remedy. After the Closing, the remedies provided for in this Article VII (as limited in this Article VII) shall be the sole and exclusive remedy for the Buyer Indemnitees or the Seller Indemnitees for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach or inaccuracy of any representation, warranty, covenant or other agreement herein, including any claim for indemnification under Section 7.2 or Section 7.8; provided that (for the avoidance of doubt) this Section 7.4 shall not (a) prohibit (i) injunctive relief (including specific performance) or other equitable relief with respect to any covenant or agreement contained in this Agreement or (ii) any other remedy available at law or in equity for any fraud committed or made by the Company or Seller in connection with the transactions contemplated by this Agreement, (b) operate to interfere with or impede the operation of the provisions of Sections 1.5 and 1.6 or (c) be construed to limit or relate to the Buyer Indemnitees’ rights under the Representation and Warranty Insurance Policy (and Buyer confirms to Seller that the Representation and Warranty Insurance Policy prohibits subrogation against Seller except in the case of fraud).

7.5    Limitations on Indemnification of Buyer Indemnitees. Notwithstanding anything herein to the contrary, the right of the Buyer Indemnitees to indemnification and reimbursement is limited as follows:

(a)Subject to Section 7.11, the Buyer Indemnitees will not be entitled to indemnification with respect to the matters described in Section 7.2(a)(i) for any Damages until the total of all such Damages suffered by the Buyer Indemnitees exceeds an amount equal to $2,062,500 (the “Basket”), in which event the Buyer Indemnitees will be entitled to indemnification or reimbursement for all Damages in excess of the Basket and up to a maximum amount equal $4,125,000 (the “Cap”); provided that the foregoing limitations do not apply to Damages arising out of any breach or inaccuracy of any Fundamental Representations.

(b)Seller’s maximum aggregate liability for all claims for Damages by any Buyer Indemnitee under Article VII shall in no event exceed the Final Net Purchase Price.

(c)The Buyer Indemnitees’ right to indemnification pursuant to Section 7.2 and Section 7.8 on account of any Damages shall be (i) reduced by receipt of applicable payments under insurance policies (other than from the Representation and Warranty Insurance Policy) or from third parties not affiliated with the Buyer Indemnitees, and (ii) reduced by the amount of any Tax benefit and increased by any Tax detriment (including any Tax detriment that results from the receipt of the payment for such Damages pursuant to Section 7.2 or Section 7.8), in each case, that is actually realized (on a “with and without basis”) through a reduction, credit, or increase of Taxes of the Company or any Buyer Indemnitee. Buyer shall use its reasonable best efforts to claim and recover any Damages suffered by the Buyer Indemnitees under any such insurance policies or other third party indemnities; provided that the amount deemed to be recovered will be net of (i) costs and expenses incurred in obtaining such payments, which shall (without duplication) constitute Damages subject to indemnification hereunder and (ii) in the case of insurance policies, any increase in the premium (and retro premium adjustments) for such policies to the extent directly arising out of such Damages.

(d)The Buyer Indemnitees shall be entitled to reimbursement or indemnification under this Article VII for (i) Damages actually awarded to a third party in a Legal Proceeding brought against a Buyer Indemnitee and (ii) Damages that are the reasonably foreseeable consequence of the underlying breach.  The Buyer Indemnitees shall not be entitled to reimbursement or indemnification under this Article VII for punitive damages or exemplary damages, or consequential damages that are not the reasonably foreseeable consequence of the underlying breach, in each case other than to the extent that such Damages are actually awarded to a third party in a Legal Proceeding brought against such Buyer Indemnitee.

(e)Notwithstanding anything to the contrary in this Article VII, the rights and obligations of the Buyer Indemnitees with respect to indemnification or reimbursement pursuant to this Article VII for any and all Tax matters shall be governed by Section 7.8, except that Section 7.1, the Cap, Section 7.4, paragraphs (b), (c), (d), (e), (f), (g) (but only as it relates to Section 7.8(a)(i)(B)) and (h) of this Section 7.5 and Section 7.6 shall also apply.

(f)The Buyer Indemnitees shall not be entitled to recover Damages in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees shall not be entitled to indemnification with respect to any Damages as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the Final Net Purchase Price in accordance with Section 1.6.

(g)Other than with respect to the Fundamental Representations, Seller shall not be required to indemnify any Buyer Indemnitee under Section 7.2(a)(i) in respect of any individual claim for Damages or series of related claims for Damages incurred or suffered by such Buyer Indemnitee, unless such Damages exceed $50,000 (the “Per-Claim Threshold”), in which case all such Damages shall be indemnifiable claims and subject to indemnification hereunder counted against the Basket; and any individual claim for Damages (or series of related claims for Damages) less than the Per-Claim Threshold (unless it is part of a series of related Damages that aggregate to the Per-Claim Threshold) shall not be aggregated for purposes of calculating whether or not Damages of the Buyer Indemnitees exceed the Basket.

(h)For the avoidance of doubt, the Buyer Indemnitees’ sole recourse with respect to any claims for Damages under this Agreement following the first anniversary of the Closing Date shall be to seek recovery under the Representation and Warranty Insurance Policy; provided that this Section 7.5 shall not (a) prohibit (i) injunctive relief (including specific performance) or other equitable relief with respect to any covenant or agreement contained in this Agreement for which performance remains outstanding in accordance with its terms or (ii) any other remedy available at law or in equity for any fraud committed or made by the Company or Seller in connection with the transactions contemplated by this Agreement, or (b) operate to interfere with or impede the right of the Buyer Indemnitees’ to bring claims for Damages arising from a breach by Seller of any covenant or agreement of Seller for which performance following the Closing Date remains outstanding in accordance with its terms; provided further that this Section 7.5(h) shall not be construed to impair, prevent or limit any right to indemnification under this Article VII with respect to any claim made by the Buyer Indemnitee in accordance with Section 7.7 prior to the first anniversary of the

Closing Date that is not fully and finally resolved prior to the first anniversary of the Closing Date, which claim shall survive until it is finally and fully resolved.

7.6    Mitigation. Buyer and Seller will, in connection with any claim for indemnification under Article VII, to the extent required by Applicable Law, use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages, provided that failure to mitigate as provided in this Section 7.6 will reduce any obligation to provide indemnification in connection with such claim only to the extent of the incremental Damages that result from such failure.

7.7    Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article VII, other than those relating to Tax matters, which are governed by Section 7.8:

(a)Notice of Damages by Seller Indemnitee. As soon as is reasonably practicable after a Seller Indemnitee obtains knowledge of any matter which has or may result in Damages, Seller shall give written notice of such Damages (a “Claims Notice”) to Buyer describing the matter in reasonable detail, and indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that have been or may be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Claims Notice by Seller to Buyer pursuant to this Section 7.7(a) will adversely affect any of the other rights or remedies that Seller has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Seller Indemnitee except to the extent that it is prejudiced thereby.

(b)Notice of Damages by Buyer Indemnitee.

(i)Claims for Damages.     Subject to the limitations set forth in this Article VII, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification (an “Indemnity Claim”), Buyer shall, promptly after it becomes aware of such Indemnity Claim, but in any event prior to the Applicable Termination Date, notify Seller of such Indemnity Claim by means of a written notice describing the matter in reasonable detail and indicating the amount (estimated, if necessary and to the extent feasible) of the Damages that have been or may be suffered by the applicable Buyer Indemnitee (an “Indemnity Claim Notice”). The failure by Buyer to promptly deliver an Indemnity Claim Notice under this Section 7.7(b)(i) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification except to the extent Seller is prejudiced thereby. If, by 5:00 p.m., Eastern Standard Time, on the thirtieth (30th) day following receipt by Seller of an Indemnity Claim Notice (the “Dispute Period”), Buyer has not received from Seller notice in writing that Seller objects to the Indemnity Claim (or the amount of Damages set forth therein) asserted in such Indemnity Claim Notice (a “Dispute Notice”), as the case may be, then Seller shall pay to Buyer the amount of Damages specified in the Indemnity Claim Notice, subject to the limitations contained in this Article VII.

(ii)Disputes. If Seller delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and Seller shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to indemnification or reimbursement on account of such Indemnity Claim. If Buyer and Seller are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, Seller shall pay to Buyer the amount of Damages agreed upon between Buyer and Seller, if any. If Buyer and Seller are unable to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then the dispute may be submitted to a court of competent jurisdiction by either Buyer or Seller. For all purposes of this Article VII, Buyer and Seller shall cooperate with and make available to the other Party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(c)Opportunity to Defend Third Party Claims. In the event of any claim by a third party against any Buyer Indemnitee or Seller Indemnitee for which indemnification is available under this Article VII (pursuant to Legal Proceeding or otherwise, a “Third Party Claim”), the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party”) shall be entitled and, if it so elects, shall be obligated at its own cost and expense, (i) to take control of the defense and investigation of such Third Party Claim and (ii) to pursue the defense thereof in good faith by appropriate Legal Proceeding promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the party seeking indemnification or reimbursement, as applicable, hereunder (the “Indemnified Party”) to handle and defend such Third Party Claim, and the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party controlling the defense of a Third Party Claim is Seller, the consent of the Indemnified Party shall not be necessary in connection with any compromise or settlement of such Third Party Claim that solely involves the payment of monetary damages not exceeding an amount equal to the then remaining portion of the Cap minus the sum of all Damages claimed under then pending (but unresolved) Indemnity Claim Notices; provided further that in the case of a Third Party Claim against a Buyer Indemnitee, Buyer consent to compromise or settlement shall be required if such compromise or settlement could cause any Buyer Indemnitee to lose coverage under the Representation and Warranty Insurance Policy. In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section 7.7(c), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim. If the Indemnified Party does not permit the Indemnifying Party to assume control of the defense and investigation of any Third Party Claim that the Indemnifying Party has elected to defend, the Indemnified Party shall not have any claim for reimbursement or indemnification under this Article VII in respect of such Third Party Claim. If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 7.7(c) within fourteen (14) days after delivery of the Indemnity Claim Notice in connection with such Third Party Claim, then the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) (i) have the right to undertake the defense, compromise and settlement of such Third Party Claim and (ii) keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement (including Section 7.5 hereof). In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (x) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (y) in the event the Third Party Claim were to be unfavorably decided, the Indemnified Party would be reasonably likely to be liable for Damages in excess of amounts reasonably expected to be received from the Indemnifying Party or (z) in the case of a Third Party Claim against a Buyer Indemnitee (i) the assumption of the defense by the Indemnifying Party could cause any Buyer Indemnitee to lose coverage under the Representation and Warranty Insurance Policy or (ii) a Buyer Indemnitee or any insurer under the Representation and Warranty Insurance Policy is required to assume the defense of such Third Party Claim pursuant to the Representation and Warranty Insurance Policy.

7.8    Tax Matters.

(a)Buyer Tax Reimbursement and Indemnification.

(i)Subject to the limitations in this Article VII including the limitations in Section 7.1, Section 7.4, the Cap and paragraphs (b), (c), (d), (e), (f), (g) (but only as it relates to sub-clause (B) below) and (h) of Section 7.5, Seller will indemnify and hold harmless the Buyer Indemnitees from and against any Damages resulting from or attributable to (A) Taxes (or the non-payment thereof) of the Company and the Subsidiaries for any Pre-Closing Tax Period (with the amount of any Taxes arising in any Straddle Period attributable to any Pre-Closing Tax Period allocated pursuant to Section 7.8(a)(ii)), (B) Taxes arising from or attributable to any breach of, or inaccuracy in, any representation or warranty made by the Company in Section 3.13 as of the date of this Agreement or as of the Closing (without giving effect to any qualification as to “materiality” set forth therein for purposes of determining the existence of any such breach or inaccuracy or the amount of any Damages with respect thereto), (C) Taxes arising from or attributable to any breach by Seller or the Company (or the Subsidiaries) of any of their respective covenants or agreements under this Agreement and (D) Transfer Taxes allocated to Seller pursuant to Section 9.9(b); in each case, without duplication of any amounts previously paid in respect of such Taxes by Seller to Buyer under Section 7.8(c). Notwithstanding the foregoing, Seller shall not be required to indemnify the Buyer Indemnitees for any Taxes described in this Section 7.8(a)(i) to the extent that the liability for such Taxes has been taken into account in the determination of the Closing Working Capital.
ital.

(ii)For purposes of this Section 7.8, whenever it is necessary to determine the liability for Taxes of the Company and the Subsidiaries for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and the Subsidiaries for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and the Subsidiaries were closed at the Closing Date. However, (A) exemptions, allowances or deductions that are calculated on an annual basis such as the deduction for depreciation and (B) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

(iii)Notwithstanding any other provisions to the contrary in this Agreement, Buyer and Seller agree that all items of deductions and losses attributable to (1) Seller Expenses, (2) unamortized financing costs incurred with respect to Indebtedness satisfied at or before the Closing and (3) any employee bonuses or other compensation (without duplication for any such amounts that are Seller Expenses); in each case, that are accrued for U.S. federal income Tax purposes at or before the Closing, shall be taken into account as losses or deductions in a Pre-Closing Tax Period and Buyer and Seller agree to prepare all Tax Returns in a manner consistent with such intent. To the extent that any deductions and losses attributable to Seller Expenses or unamortized financing costs incurred with respect to Indebtedness satisfied at or before the Closing are accrued for U.S. federal income Tax purposes in a Post-Closing Tax Period, Buyer shall pay

Seller for the Tax benefits actually realized (on a with and without basis) by the Company associated with such deductions and losses.

(iv)Notwithstanding anything to the contrary in Section 7.8(a)(i), Seller shall not be required to indemnify the Buyer Indemnitees for Taxes resulting from or attributable to any transaction entered into by Buyer, the Company or any of the Subsidiaries on the Closing Date (including making an election under Section 338 of the Code) after the Closing that is outside the ordinary course of business.

(b)Seller Tax Indemnification. Subsequent to the Closing Date, Buyer shall indemnify the Seller Indemnitees from and against any Damages resulting from or attributable to (i) Taxes with respect to the Company that are not the responsibility of Seller pursuant to Section 7.8(a), (ii) Transfer Taxes allocated to Buyer pursuant to Section 9.9(b), and (iii) any Taxes arising out of any transaction on the Closing Date after the Closing that is outside the ordinary course of business.

(c)Tax Return Preparation and Payment of Taxes.

(i)Tax Periods ending prior to or on the Closing Date. Seller shall prepare and the Company shall file or cause to be filed when due all Tax Returns of the Company and the Subsidiaries for any taxable period ending prior to or on the Closing Date that are required to be filed after the Closing Date, and the Company shall pay or cause to be paid all Taxes shown as due on such Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice, except as required by Applicable Law, and shall be submitted to Buyer no later than thirty (30) Business Days prior to the due date and filing thereof (or, if such Tax Return is due within sixty (60) Business Days after the Closing Date, then as soon as reasonably practicable) for review and comment of Buyer. Seller and Buyer shall consult with each other and attempt in good faith to resolve any issues with respect to any such Tax Return and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Independent Accountant. Any such amounts of Taxes required to be paid with respect to such Tax Returns shall be paid to Buyer by Seller no later than five (5) days before the due date of such Tax Return (other than to the extent that the liability for such Taxes has been taken into account in the determination of the Closing Working Capital).

(ii)Straddle Periods and Tax Periods ending after the Closing Date. All Tax Returns of the Company and the Subsidiaries for any taxable period beginning on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prepared by Buyer and the Company. Any Straddle Period Tax Return shall be prepared in a manner consistent with past practice except as required by Applicable Law, and shall be submitted, along with a statement specifying the amount of Tax shown on such Tax Return that is apportioned to a Pre-Closing Tax Period pursuant to Section 7.8(a)(ii) (a “Straddle Period Statement”), to Seller no later than thirty (30) Business Days prior to the due date and filing thereof (or, if such Tax Return is due within sixty (60) Business Days after the Closing Date, then as soon as reasonably practicable) for review and approval of Seller. Seller and Buyer shall consult with each other and attempt in good faith to resolve any issues with respect to any such Tax Return and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Independent Accountant. Upon resolution of all such items, such Tax Return shall be timely filed on that basis and the Straddle Period Statement shall be revised accordingly. Any amounts of Taxes with respect to such Straddle Period Tax Return shall be paid by the Company. Seller shall pay Buyer the amount of Tax set forth in the Straddle Period Statement (other than to the extent that the liability for such Taxes has been taken into account in the determination of the Closing Working Capital) for such Tax Return no later than two (2) days prior to the due date of such Tax Return.

(d)Cooperation. The Parties shall reasonably cooperate, and shall cause their respective Affiliates and such parties’ respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all claims, investigations, inquiries, disputes or audits relating to Taxes, including maintaining and making available to each other all records relevant to any such Tax Return, claim, investigation, inquiry dispute or audit. The requesting party shall reimburse the providing party for reasonable documented out-of-pocket costs and expenses incurred in assisting the requesting party pursuant to this Section 7.8(d).

(e)Procedures Relating to Tax Indemnification.

(i)Notice of Tax Claims. If a claim for Taxes, including notice of a pending or threatened audit, shall be made by any taxing authority to the party seeking indemnification or reimbursement (the “Tax Indemnified Party”), which, if successful, could result in an indemnity or reimbursement payment pursuant to this Section 7.8 (a “Tax Claim”), the Tax Indemnified Party shall promptly notify the other party (the “Tax Indemnifying Party”) in writing of the Tax Claim; provided that failure to provide such prompt notice shall not affect the Tax Indemnifying Party’s obligations hereunder, except to the extent that the Tax Indemnifying Party is prejudiced by such failure. Such notice will state the nature and basis of the Tax Claim and the amount thereof, to the extent known by the Tax Indemnified Party.

(ii)Defense of Tax Claims by Tax Indemnifying Party. Seller shall have the exclusive right at its own expense to represent the interests of the Company and the Subsidiaries with respect to any Tax Claim other than Tax Claims described in the next sentence; provided, however, that Buyer shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense in any such Tax Claim, and Seller shall not settle or compromise any such Tax Claim without Buyer’s written consent, which shall not be unreasonably conditioned, withheld or delayed. Buyer shall at its own expense have the exclusive right to represent the interests of the Company and the Subsidiaries with respect to any Tax Claim relating to any Tax Return referred to in Section 7.8(c)(ii); provided, however, that Seller shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense in any such Tax Claim, and Buyer shall not settle or compromise any such Tax Claim without Seller’s written consent, which shall not be unreasonably conditioned, withheld or delayed. For the avoidance of doubt, Seller shall have no rights under this Section 7.8(e) with respect to any Tax Claim arising after the first anniversary of the Closing Date.
Date.

(f)Tax Refunds.
(i)Any refund, rebate, credit, abatement or other recovery of Taxes of the Company and the Subsidiaries and any interest thereon (collectively, a “Tax Refund”) for Pre-Closing Tax Periods ending before (but not on) the Closing Date received before the first anniversary of the Closing Date shall be for the account of Seller, net of any Taxes imposed thereon (other than to the extent that the assets giving rise to such Tax Refund were taken into account in the determination of the Closing Working Capital) .

(ii)Any Tax Refund shown on a Tax Return (but only as initially filed) for a Pre-Closing Tax Period ending on the Closing Date shall be for the account of Seller, net of any Taxes imposed thereon (other than to the extent that the assets giving rise to such Tax Refund were taken into account in the determination of the Closing Working Capital); provided, however, that Seller shall have no rights to further Tax Refunds with respect to any such Tax Return arising for any reason.

(iii)All other Tax Refunds shall be for the account of Buyer.

(iv)The Buyer, on the one hand, and Seller, on the other hand, shall, or shall cause their respective Affiliates to, pay to Seller or Buyer, respectively, the portion of any such refund to which Seller or Buyer, respectively, is entitled under this Section 7.8(f), within thirty (30) days of receipt thereof; provided, however, that if any portion of such refund is subsequently disallowed by any Governmental Authority, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed by the payee to the payor.

7.9    Adjustment to Purchase Price. Any payments made pursuant to this Article VII shall be construed as an adjustment to the Net Purchase Price.

7.10    Representation and Warranty Insurance Policy. Seller and the Company acknowledge that Buyer is entering into the Representation and Warranty Insurance Policy and that, in connection therewith, a Buyer Indemnitee may make claims for the same Damages or series of related Damages under both this Article VII and the Representation and Warranty Insurance Policy. Seller and the Company further acknowledge and agree that the denial of any claim by any Buyer Indemnitee under the Representation and Warranty Insurance Policy shall not be construed as, or used as evidence that, such Buyer Indemnitee is not entitled to indemnification under this Article VII.

7.11    Interim Breaches. In the event that, prior to the Closing, Buyer identifies or otherwise becomes aware of any Interim Breaches, it may provide a Special Written Notice (as hereinafter defined) to Seller, together with the Aggregate Interim Loss Estimate Amount with respect to all such Interim Breaches. In such event, Seller may (at its election) either (i) agree to increase the Cap by the amount that the Aggregate Interim Loss Estimate Amount exceeds $6,187,500 (an “Increased Cap Election” and, the amount of such increase in the Cap being referred to as the “Increased Cap Amount”) or (ii) provide Buyer with the right to terminate the Agreement (an “Interim Loss Termination Right Election”). Seller shall notify Buyer of its election by delivery of written notice thereof prior to the Closing and, in the event no notice is given, Buyer shall be entitled to elect whether an Increased Cap Election or an Interim Loss Termination Right Election has been made. In the event Seller makes (or has been deemed to make) an Increased Cap Election, the increase in the Cap attributable to the Increased Cap Amount may only be applied by the Buyer Indemnitees to satisfy Damages in respect of such Interim Breaches (to the extent the Buyer Indemnitees are otherwise entitled to indemnification therefor pursuant to Article VII, taking into account the Increased Cap Amount) and not for any other indemnification claims of the Buyer Indemnitees under Article VII. For purposes of this Section 7.11 only, a “Special Written Notice” means a notice delivered in accordance with Section 9.2(a) to each individual listed in Section 7.11 of the Disclosure Letter.

ARTICLE VIII
TERMINATION

8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)by mutual written agreement of Seller and Buyer;

(b)by Seller upon written notice to Buyer, if the Closing shall not have occurred by August 5, 2015 (the “Outside Date”) for any reason other than a breach of this Agreement by the Company or Seller;

(c)by Buyer upon written notice to the Company, if the Closing shall not have occurred by the Outside Date for any reason other than a breach of this Agreement by Buyer (including any failure of Buyer to use its best efforts pursuant to Section 6.3(e));

(d)by Seller, if Buyer materially breaches any of its representations, warranties or obligations under this Agreement and such breach is not cured within thirty (30) days after written notice to Buyer from Seller; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if as a result of such breach, one or more of the conditions to the obligations of Seller to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date;

(e)by Buyer, if either the Company or Seller materially breaches any of its respective representations, warranties or obligations under this Agreement and such breach is not cured within thirty (30) days after written notice to the Company or Seller, as the case may be, from Buyer; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if as a result of such breach, one or more of the conditions to the obligations of Buyer to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date;

(f)by Buyer or Seller, if any condition to such Party’s obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date other than as a result of such Party’s failure to perform any of its obligations under this Agreement;

(g)by either Buyer or Seller, if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; or

(h)by Buyer in the event an Interim Loss Termination Right Election has been made (or deemed to have been made) pursuant to Section 7.11.

8.2    Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, this Agreement shall become void and there shall be no liability on the part of any Party except that (a) the obligations provided for in this Section 8.2, Section 5.2(b), Section 5.5, and Article IX hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any Party from liability for breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1    Further Assurances. From time to time after the Closing Date, at the request of another Party and at the expense of the Party so requesting, the Parties shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

9.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid or (e) when delivered by email (provided confirmation of email receipt is obtained). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

(i)If to Buyer, to:

Vista Outdoor Inc.
938 University Park Blvd., Suite 200
Clearfield, UT 84015
Fax: (801) 779-4680
Attention: Scott Chaplin, General Counsel
Email: scott.chaplin@vistaoutdoor.com

with a copy (which shall not constitute notice to Buyer) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Damien R. Zoubek, Esq.
Fax: (212) 474-3700
Email: dzoubek@cravath.com

(ii)    If to the Company prior to the Closing, or to Seller, to:

CamelBak Acquisition Corp.
Sixty-One Wilton Road, Second Floor
Westport, CT  06880
Fax: (203) 221-8253
Attention: David P. Swanson
Email: dswanson@compassequity.com

And

Attention: Carrie W. Ryan
Email: cryan@compassequity.com

with a copy (which shall not constitute notice to Seller) to:

Dickstein Shapiro LLP
One Stamford Plaza
263 Tresser Boulevard, Suite 1400
Stamford, CT 06901
Attention:    Evan S. Seideman, Esq.
Fax: (203) 547-7686
Email: seidemane@dicksteinshapiro.com

9.3    Exhibits and Schedules. Disclosures contained in the Disclosure Letter or in any of the exhibits or other schedules attached hereto that refer to a document are qualified in their entirety by reference to the relevant text of such document. The inclusion of any matter, information or item in the Disclosure Letter, exhibit or other schedule attached hereto shall not be deemed to constitute an admission of any liability by Seller or the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement. Matters disclosed in the Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement. Any matter, information or item disclosed in the Disclosure Letter under any specific representation or warranty, shall be deemed to have been disclosed in respect of other representations or warranties in this Agreement so long as such matter, information or item discloses the exception to the designated representation or warranty in reasonable detail and the relevance thereof to such other representations or warranties is reasonably apparent.

9.4    Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties. Any failure of the Company or Seller to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by Seller, at any time by an instrument in writing signed by or on behalf of such other Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

9.5    Entire Agreement. This Agreement, the Disclosure Letter and the exhibits, schedules and other documents referred to herein (including the Confidentiality Agreement) which form a part hereof contain the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter (other than the Confidentiality Agreement).

9.6    Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law.

9.7    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any Party without the prior written consent of the other Parties, except that Buyer may assign all or any portion of its rights hereunder to one or more of its Affiliates; provided that no such assignment shall relieve Buyer of its obligations hereunder if such Affiliate does not perform such obligations.

9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, (a) Section 5.7 is made for the benefit of the Indemnified Company Parties, (b) Section 7.2 is made for the benefit of Buyer Indemnitees and (c) Section 7.3 is made for the benefit of the Seller Indemnitees, and each of the foregoing shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were signatories to this Agreement.

9.9    Fees and Expenses; Transfer Taxes.

(a)Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated pursuant hereto, each Party shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

(b)All applicable sales, transfer, recording, deed, stamp and other similar Taxes, including any real property transfer or gains Taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

9.10    Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.11    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term “Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, or the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise. Unless otherwise specified: (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Letters, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “or” shall be deemed to be inclusive and not exclusive; and (vi) whenever the words “made available to Buyer” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to Buyer prior to and through the date of execution of this Agreement in the electronic dataroom maintained on behalf of the Company by Intralinks.

9.12    Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that prior to the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13    Forum; Service of Process. Any Legal Proceeding brought by any Party or any of its Affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court located in the Borough of Manhattan, New York City, New York, and each Party waives any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to the jurisdiction of such courts in any such Legal Proceeding.

9.14    Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of New York.

9.15    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.16    Attorneys’ Fees. In any Legal Proceeding instituted by a Party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

9.17    Conflicts and Privilege. Buyer and the Company hereby agree that, in the event a dispute arises after the Closing between Buyer or the Company and Seller, Dickstein Shapiro LLP may represent Seller in such dispute even though the interests of Seller may be directly adverse to the Company, and even though Dickstein Shapiro LLP may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. Buyer, Seller and the Company further agree that, as to all communications between Dickstein Shapiro LLP, the Company and Seller that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller, and shall not pass to or be claimed or controlled by the Company; provided that Seller shall waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of its rights or obligations existing under this Agreement, the other Seller Agreements and the other Company Agreements. Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company and a Person other than Seller after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Dickstein Shapiro LLP to such Person; provided, however, that the Company may not waive such privilege without the prior written consent of Seller, which consent will not be unreasonably withheld.

ARTICLE X
DEFINITIONS

“Affiliate” has the meaning set forth in Section 9.11.
“Affiliate Contract” has the meaning set forth in Section 3.20.
“Aggregate Interim Loss Estimate Amount” means the maximum amount that could reasonably be expected to be recovered by Buyer Indemnitees, as determined by Buyer in good faith, in respect of Interim Losses pursuant to Section 7.2(a)(i) (without regard to the Basket, the Cap or the survival limitations set forth in Section 7.1).
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.6(a).
“Applicable Accounting Principles” means GAAP, with GAAP applied in a manner consistent with the preparation of the Balance Sheet.
“Applicable Law” means any statute, law, ordinance, rule or regulation of a Governmental Authority applicable to Seller, the Company, the Subsidiaries, Buyer or any of their respective assets, as the case may be, or to the transactions contemplated by this Agreement.
“Applicable Termination Date” has the meaning set forth in Section 7.1(c).
“Balance Sheet” has the meaning set forth in Section 3.6(a).
“Basket” has the meaning set forth in Section 7.5(a).
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Agreements” has the meaning set forth in Section 4.1.
“Buyer Indemnitees” has the meaning set forth in Section 7.2.
“Cap” has the meaning set forth in Section 7.5(a).
“Cash” means, as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date (but giving effect to any subsequent (a) cash dividends or distributions to Seller or (b) other payments or uses of cash outside the ordinary course of business, in each case prior to the Closing), all cash or cash equivalents of the Company and the Subsidiaries, as determined in accordance with the Applicable Accounting Principles.
“Claims Notice” has the meaning set forth in Section 7.7(a).
“Closing” has the meaning set forth in Section 1.3.
“Closing Cash” has the meaning set forth in Section 1.6(a).
“Closing Date” has the meaning set forth in Section 1.3.
“Closing Indebtedness” means the aggregate amount of Indebtedness, including all accrued and unpaid interest through the Closing Date, of the Company and the Subsidiaries outstanding immediately prior to the Closing, together with any fees, expenses, prepayment or other penalties or premiums, if any, and other amounts owed with respect to such Indebtedness and the repayment and discharge thereof at the Closing.
“Closing Seller Expenses” has the meaning set forth in Section 1.6(a).
“Closing Statement” has the meaning set forth in Section 1.6(a).
“Closing Working Capital” has the meaning set forth in Section 1.6(a).

“Closing Working Capital Overage” has the meaning set forth in Section 1.6(a).
“Closing Working Capital Underage” has the meaning set forth in Section 1.6(a).
“COBRA” has the meaning set forth in Section 3.12(f).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Agreements” has the meaning set forth in Section 3.1.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Intellectual Property” has the meaning set forth in Section 3.10(b).
“Company’s Knowledge” has the meaning set forth in Section X.1 of the Disclosure Letter.
“Company Personnel” has the meaning set forth in Section 3.12(j).
“Company Plan” and “Company Plans” have the meanings set forth in Section 3.12(a).
“Confidential Information” has the meaning set forth in Section 5.2(b).
“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).
“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise, permit or other instrument, in each case, whether written or oral.
“Current Assets” means net trade accounts receivable, other receivables, inventory, prepaid expenses, any receivables accrued for current Taxes for any Pre-Closing Tax Period, current deferred Tax assets and other current assets of the Company and the Subsidiaries, but excludes cash and cash equivalents, and credit card receivables of the Company and the Subsidiaries.
“Current Liabilities” means accounts payable, accrued expenses, any accrued payables for current Taxes for any Pre-Closing Tax Period, current deferred Tax liabilities and other current liabilities of the Company and the Subsidiaries, but excludes current liabilities in respect of Indebtedness, accrued interest expense, accrued management fee of the Company and the Subsidiaries and the Seller Expenses.
“Damages” has the meaning set forth in Section 7.2(a).
“Disclosure Letter” means the disclosure letter delivered by Seller and the Company to Buyer concurrently with the execution and delivery of this Agreement.
“Dispute Notice” has the meaning set forth in Section 7.7(b)(i).
“Dispute Period” has the meaning set forth in Section 7.7(b)(i).
“Downward Adjustment Amount” has the meaning set forth in Section 1.6(d).
“Employees” means employees of the Company and each Subsidiary.

“Environmental Laws” means any Applicable Law or Order as well as provisions of common law related to the protection of human health (where related to exposure to hazardous or toxic substances), natural resources, biota or the environment, related to the use, treatment, storage, Release, transportation, labeling for sale or registration of hazardous or toxic substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (also known as California Proposition 65) and other community right-to-know laws, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, EU Regulation No. 1907/3006 concerning the Registration, Evaluation, Authorisation and restriction of Chemicals and similar laws in other jurisdictions, and the Occupational Safety and Health Act (as it relates to exposure to hazardous or toxic substances) each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any analogous applicable foreign, state or local statutes or regulations.
“ERISA” has the meaning set forth in Section 3.12(a).
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Estimated Cash” has the meaning set forth in Section 1.5.
“Estimated Closing Statement” has the meaning set forth in Section 1.5.
“Estimated Net Purchase Price” has the meaning set forth in Section 1.5.
“Estimated Seller Expenses” has the meaning set forth in Section 1.5.
“Estimated Working Capital” has the meaning set forth in Section 1.5.
“Estimated Working Capital Adjustment” means the Estimated Working Capital minus the Target Working Capital, which may be a negative number.
“Final Net Purchase Price” has the meaning set forth in Section 1.6(a).
“Financial Statements” has the meaning set forth in Section 3.6.
“Fundamental Representations” means the representations and warranties of Seller contained in Sections 2.1 (Organization, Power and Authority), 2.2 (Authority of Seller), 2.4 (Ownership of Shares) and 2.7 (Voting Requirements) and the representations and warranties of the Company contained in Sections 3.1 (Organization, Power and Authority), 3.2 (Authority of the Company) and 3.3 (Capitalization).
“Funds Flow Memorandum” has the meaning set forth in Section 5.9.
“GAAP” has the meaning set forth in Section 3.6.
“Governmental Approval” means any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.
“Hazardous Substance” means any hazardous waste, hazardous substance, pollutant or contaminant (including petroleum and petroleum products, polychlorinated biphenyls, phenols, phthalates and asbestos) and any other material regulated by, or that can result in liability under, Environmental Laws (including, for purposes of labeling, materials listed or regulated under California Proposition 65 or similar right-to-know laws).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, but without duplication, (a) all indebtedness of such Person for borrowed money and all accrued interest thereon, (b) all obligations of such Person for the deferred purchase price of assets, property or services other than (i) the deferred purchase price of assets for which the Company or a Subsidiary has not yet taken delivery, and (ii) trade payables and other accruals incurred in the ordinary course of business consistent with past practice, (c) all obligations of such Person evidenced by notes, bonds, debentures, hedging and swap arrangements or Contracts or other similar instruments, (d) all capital lease obligations of such Person, (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, in each case, to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon and (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person or secured by a Lien on any property owned by such Person (whether or not the obligation secured thereby is assumed by such Person).
“Indemnified Company Party” and “Indemnified Company Parties” have the meanings set forth in Section 5.7(a).
“Indemnified Party” has the meaning set forth in Section 7.7(c).
“Indemnifying Party” has the meaning set forth in Section 7.7(c).
“Indemnity Claim” has the meaning set forth in Section 7.7(b)(i).
“Indemnity Claim Notice” has the meaning set forth in Section 7.7(b)(i).
“Independent Accountant” means a nationally recognized independent public accounting firm as shall be reasonably agreed upon by Buyer and Seller in writing.
“Intellectual Property” means all intellectual property, including inventions and discoveries (whether or not patentable and/or reduced to practice), designs, copyrights, copyrightable works, mask works, utility models, patents, trademarks, trade names, brand names, service marks, domain names, logos, slogans, trade styles, trade dress and other indicia of origin, trade secrets, know-how, confidential or proprietary technical and business information, show-how or other data or information, software and databases and all embodiments or fixations thereof and applications therefor.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“Interim Losses” means Damages arising from an Interim Breach (as defined in the Representation and Warranty Insurance Policy).

“IRS” has the meaning set forth in Section 3.12(b).
“LC Release” has the meaning set forth in Section 5.14(a).
“Leased Real Property” has the meaning set forth in Section 3.9(a).
“Legal Proceeding” has the meaning set forth in Section 3.11.
“Letter of Credit” means the Irrevocable Standby Letter of Credit Number SLCLSTL09176, issued by U.S. Bank National Association, effective October 11, 2012, for $110,000, in favor of Avalon Risk Management Insurance Agency, LLC for the benefit of the sureties it represents.
“Liens” means, with respect to any specified asset, any and all liens, claims, encumbrances, options, pledges and security interests thereon.
“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that, individually or in the aggregate with other events, occurrences, facts, conditions, changes or effects, has been or would reasonably be expected to be materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby other than (in the case of clause (a)) events, occurrences, facts, conditions, changes or effects, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates or does business; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) the announcement to third parties of the execution of this Agreement or the transactions contemplated by this Agreement; (vi) changes in laws or accounting rules (including GAAP) after the date hereof; (vii) any natural or man-made disaster or acts of God; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions; provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded; provided further, however, that any event, occurrence, fact, condition, change or effect referred to in clauses (i), (ii), (iii) or (vi) may be taken into account in determining whether a “Material Adverse Effect” has occurred if such event, occurrence, fact, condition, change or effect has a disproportionate effect on the Company and the Subsidiaries relative to other companies operating in the industries or markets in which the Company and the Subsidiaries operate.
“Material Contract” has the meaning set forth in Section 3.14(a).
“Material Permit” has the meaning set forth in Section 3.15.
“Net Purchase Price” has the meaning set forth in Section 1.2.
“Net Working Capital”means, as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date, the excess of (a) all Current Assets at such time, over (b) all Current Liabilities at such time, as determined in accordance with the Applicable Accounting Principles.
“Notice of Disagreement” has the meaning set forth in Section 1.6(b).
“Order” means any award, decision, judgment, injunction, order, ruling subpoena, or verdict entered, issued, made or rendered by any Governmental Authority.
“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Intellectual Property” has the meaning set forth in Section 3.10(a).
“Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.
“Permitted Liens” means (a) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet delinquent or are being contested in good faith by appropriate Legal Proceedings; (b) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate Legal Proceedings; (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (d) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company and the Subsidiaries and (f) easements, rights of way, zoning ordinances, building codes and other similar encumbrances or restrictions on or affecting real property which, individually or in the aggregate, do not materially interfere with the Company and the Subsidiaries’ present uses or occupancies of such real property.
“Person” has the meaning set forth in Section 9.11.
“Personal Property” has the meaning set forth in Section 3.8(a).
“Post-Closing Tax Period” means any taxable period (or portion thereof) that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on the Closing Date.
“Purchase Price” means an amount equal to $412,500,000.00.
“Real Property Lease” has the meaning set forth in Section 3.9(a).
“Registered Owned Intellectual Property” has the meaning set forth in Section 3.10(a).
“Regulation” means the tax regulations promulgated pursuant to the Code.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or any building, facility or fixture.
“Representation and Warranty Insurance Policy” means the Buyer-Side Representations & Warranties Insurance Policy to be issued by Montpelier US to Buyer (as may be amended, modified or supplemented from time to time) pursuant to the Binder Agreement, dated as of the date hereof, between Montpelier US and Buyer.
“Sample Methodology” has the meaning set forth in Section 1.5.
“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Agreements” has the meaning set forth in Section 2.1.
“Seller Expenses” means all costs, fees and expenses incurred by the Company or the Subsidiaries, or by the Company or the Subsidiaries on behalf of Seller or any of its Affiliates, in each case in connection with the consummation of the transactions contemplated hereby (whether incurred prior to or after the date hereof), including any brokerage fees, commissions, finders’ fees or financial advisory fees, transaction bonuses (together with any employer-paid portion of any employment and payroll Taxes related thereto, whether accrued, incurred or paid prior to, at or after the Closing), accrued management fees pursuant to the Management Services Agreement, dated as of August 24, 2011 by and between CamelBak Products, LLC and Compass Group Management LLC, and the fees and expenses of Dickstein Shapiro LLP.
“Seller Indemnitees” has the meaning set forth in Section 7.3(a).
“Shares” has the meaning set forth in the recitals to this Agreement.
“Special Written Notice” has the meaning set forth in Section 7.11.
“Straddle Period” has the meaning set forth in Section 7.8(c)(ii).
“Straddle Period Statement” has the meaning set forth in Section 7.8(c)(ii).
“Subsidiary” and “Subsidiaries” have the meanings set forth in Section 3.4.
“Substitute Letter of Credit” has the meaning set forth in Section 5.14(a).
“Target Working Capital” means $40,326,000.
“Tax” (including “Taxes”) means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Tax Claim” has the meaning set forth in Section 7.8(e)(i).
“Tax Indemnified Party” has the meaning set forth in Section 7.8(e)(i).
“Tax Indemnifying Party” has the meaning set forth in Section 7.8(e)(i).
“Tax Refund” has the meaning set forth in Section 7.8(f).
“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes including any schedule thereto, and including any amendment thereof.
“Termination Liability” has the meaning set forth in Section 5.10(b).
“Third Party Claim” has the meaning set forth in Section 7.7(c).
“Transfer Taxes” has the meaning set forth in Section 9.9(b).

“Upward Adjustment Amount” has the meaning set forth in Section 1.6(e).
“U.S. Bank” means U.S. Bank National Association.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Working Capital Overage” has the meaning set forth in Section 1.5.
“Working Capital Underage” has the meaning set forth in Section 1.5.

[Signature Page To Follow.]

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.
VISTA OUTDOOR INC.

By: /s/ Scott D. Chaplin

Name: Scott D. Chaplin

Title: Senior Vice President and General Counsel
CBAC HOLDINGS, LLC

By: /s/ David P. Swanson

Name: David P. Swanson

Title: Vice President and Assistant Secretary

CAMELBAK ACQUISITION CORP.

By: /s/ David P. Swanson

Name: David P. Swanson

Title: Vice President and Assistant Secretary